Exhibit 6.2

LOAN AND SECURITY AGREEMENT

Dated as of November 21, 2017

between

EXWORKS CAPITAL FUND I, L.P.,

as Lender,

DREAM MEDIA CORPORATION

as Borrower,

and the other parties hereto as Loan Party Obligors

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	7.6.	Capitalization; Investment Property	23
	7.7.	Commercial Tort Claims	25
	7.8.	Jurisdiction of Organization; Location of Collateral	25
	7.9.	Financial Statements and Reports; Solvency	25
	7.10.	Tax Returns and Payments; Pension Contributions	26
	7.11.	Compliance with Laws; Intellectual Property; Licenses.	26
	7.12.	Litigation	27
	7.13.	Use of Proceeds	27
	7.14.	Insurance	27
	7.15.	Financial, Collateral and Other Reporting / Notices	29
	7.16.	Litigation Cooperation	30
	7.17.	Maintenance of Collateral, Etc	30
	7.18.	Material Contracts	31
	7.19.	No Default	31
	7.20.	No Material Adverse Change	31
	7.21.	Full Disclosure	31
	7.22.	Sensitive Payments	31
	7.23.	Borrower as Holding Company	31
	7.24.	Access to Collateral, Books and Records	32
	7.25.	Appraisals	32
	7.26.	Required Offering	32
	7.27.	Additional Collateral	32

8.	NEGATIVE COVENANTS		32

9.	FINANCIAL COVENANTS		34

10.	RELEASE, LIMITATION OF LIABILITY AND INDEMNITY.		34

	10.1.	Release	34
	10.2.	Limitation of Liability	34
	10.3.	Indemnity	35

11.	EVENTS OF DEFAULT AND REMEDIES.		35

	11.1.	Events of Default	35
	11.2.	Remedies with Respect to Lending Commitments/Acceleration, Etc	37
	11.3.	Remedies with Respect to Collateral	37

12.	LOAN GUARANTY.		41

	12.1.	Guaranty	41
	12.2.	Guaranty of Payment	41
	12.3.	No Discharge or Diminishment of Loan Guaranty.	41
	12.4.	Defenses Waived	42
	12.5.	Rights of Subrogation	42
	12.6.	Reinstatement; Stay of Acceleration	42
	12.7.	Information	43
	12.8.	Termination	43
	12.9.	Maximum Liability	43
	12.10.	Contribution	43
	12.11.	Liability Cumulative	44

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13.	PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES.		44

14.	GENERAL PROVISIONS.		46

	14.1.	Notices.	46
	14.2.	Severability	47
	14.3.	Integration	47
	14.4.	Waivers	47
	14.5.	Amendment	47
	14.6.	Time of Essence	47
	14.7.	Expenses, Fee and Costs Reimbursement	47
	14.8.	Benefit of Agreement; Assignability	48
	14.9.	Recordation of Assignment	48
	14.10.	Participations	49
	14.11.	Headings; Construction	49
	14.12.	USA PATRIOT Act Notification	49
	14.13.	Counterparts; Fax/Email Signatures	49
	14.14.	GOVERNING LAW	50
	14.15.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS	50
	14.16.	Publication	50
	14.17.	Confidentiality	51

Perfection Certificate

Schedule I	Excluded Trademarks
Annex I	Lender’s Bank
Exhibit A	Closing Checklist
Exhibit B	Form of Compliance Certificate

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Loan and Security Agreement

This Loan and Security Agreement (as it may be amended, restated or otherwise modified from time to time, this “Agreement”) is entered into on November 21, 2017 among EXWORKS CAPITAL FUND I, L.P. (“Lender”), DREAM MEDIA CORPORATION, a Delaware corporation (“Borrower”) and each of the parties signatory hereto as a Loan Party Obligor (as defined herein). The Schedules and Exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

1. DEFINITIONS.

1.1. Certain Defined Terms.

Unless otherwise defined herein, the following terms are used herein as defined in the UCC: Accounts, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Letter-of-Credit Rights, Proceeds, Securities Accounts, Supporting Obligations and Tangible Chattel Paper.

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person in control of, controlled by, or under common control with the first Person, and any other Person who has a substantial interest, direct or indirect, in the first Person or any of its Affiliates, including, any officer or director of the first Person or any of its Affiliates; provided, that neither Lender nor any of its Affiliates shall be deemed an “Affiliate” of Borrower for any purposes of this Agreement. For the purpose of this definition, a “substantial interest” shall mean the direct or indirect legal or beneficial ownership of more than ten (10%) percent of any class of equity or similar interest.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Interest Rate” means a per annum rate equal to (a) during the period commencing on the Closing Date to but excluding the first anniversary of the Closing Date, 14.0%, (b) during the period commencing on the first anniversary of the Closing Date, to but excluding the second anniversary of the Closing Date, 18.0%, and (c) commencing on and at all times after the third anniversary of the Closing Date, 22.0%.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

“Blocked Account” has the meaning set forth in Section 5.1.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means a day other than a Saturday or Sunday or any other day on which Lender or banks in Illinois are authorized to close.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, but excluding expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced and excluding capitalized film costs incurred in the ordinary course of business.

“Capitalized Lease” means any lease which is or should be capitalized on the balance sheet of the lessee thereunder in accordance with GAAP.

“Closing Date” means November 21, 2017.

“Closing Date Assignment Agreement” means that certain Assignment and Assumption Agreement dated as of the Closing Date by and among Borrower and ExWorks, in its capacity as “Lender” under the Penthouse Loan Agreement, pursuant to which, inter alia, ExWorks assigned to Borrower, all of ExWorks rights and benefits under the under the Penthouse Loan Agreement and the other Loan Documents (as such term is defined in the Penthouse Loan Agreement), and Borrower assumed all obligations thereunder from and after the Closing Date.

“Closing Date Debt Purchase” means the purchase by Borrower of the Penthouse Debt and all other right, title and interest of ExWorks, in its capacity as “Lender” under the Penthouse Loan Agreement and the other Loan Documents (as such term is defined in the Penthouse Loan Agreement), on the Closing Date pursuant to the Closing Date Assignment Agreement.

“Club License Agreement” means that certain Master License Agreement dated as of March 29, 2017, by and among PGLI, Kirkendoll Management, LLC and Penthouse Clubs Worldwide, LLC, as in effect on the Second Amendment Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and interests in property in or upon which a security interest, mortgage, pledge or other Lien is granted pursuant to this Agreement or the other Loan Documents, including all of the property of each Loan Party Obligor described in Section 5.1.

“Collections” has the meaning set forth in Section 6.1.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C hereto to be signed by the Chief Executive Officer of Borrower.

“Confidential Information” means confidential information that any Loan Party furnishes to the Lender pursuant to any Loan Document concerning any Loan Party’s business, but does not include any such information once such information has become, or if such information is, generally available to the public (other than by a breach by Lender of its confidentiality obligations hereunder) or available to the Lender (or other applicable Person) from a source other than the Loan Parties which is not, to the Lender’s knowledge, bound by any confidentiality agreement in respect thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party Obligor, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or issuer (with respect to uncertificated securities) which grants Lender “control” (as defined in the UCC) over such Securities Account, Deposit Account or uncertificated securities, as the case may be, sufficient to perfect Lender’s Lien over such Securities Account, Deposit Account or uncertificated securities.

“Default” means any event which with notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.1.

“Disqualified Equity Interests” means any equity interests that, by their terms (or by the terms of any security or other equity interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations the termination of all of Lender’s commitments to extend any credit accommodation under the Loan Documents), (b) are redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations the termination of all of Lender’s commitments to extend any credit accommodation under the Loan Documents), in whole or in part, (c) provide for scheduled mandatory payments of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other equity interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Scheduled Maturity Date at any time in effect.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by Lender at such time that such amount could be converted into Dollars by Lender according to prevailing exchange rates selected by Lender.

“Dollars” or “$” means United States Dollars.

“Disregarded Domestic Subsidiary” means a Subsidiary that (i) is treated as a disregarded entity for U.S. federal income tax purposes and (ii) holds no properties other than equity (and a de minimis amount of other assets related thereto) in one or more Foreign Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code and Section 302 of ERISA).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Event of Default” has the meaning set forth in Section 11.1.

“Excluded Property” means each of the following: (i) any permit, lease, license, contract or other agreement (or any equipment owned by any Loan Party Obligor that is subject to a purchase money Lien or a Capitalized Lease that is permitted pursuant to this Agreement) to which any Loan Party Obligor is a party, which permit, lease, license, contract or other agreement (and in the case of any such equipment, the contract or other agreement in which the purchase money Lien is granted or the applicable Capitalized Lease) prohibits the creation by such Loan Party Obligor of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not removed, terminated or rendered unenforceable or otherwise deemed ineffective by the UCC (including Sections 9-406, 9-407, 9-408 or 9-409 thereof) or any other applicable law and with respect to any such equipment, for so long as the Indebtedness secured by the applicable Lien or the applicable Capitalized Lease has not been repaid in full, (ii) any intent-to-use trademark or service mark application if granting such Lien or the exercise of Lender’s remedies under the Loan Documents would result in an assignment of such application to Lender that would be deemed to invalidate, void, cancel or abandon such application; provided, that the foregoing exclusion shall in no way be construed to include an amendment to allege use or statement of use; (iii) any voting stock (within the meaning of Treasury Regulations § 1.956-2(c)(2)) in excess of 65% of the outstanding voting stock of any Foreign Subsidiary or Disregarded Domestic Subsidiary which, pursuant to the terms of this Agreement, is not required to guaranty the Obligations; and (iv) the Excluded Trademarks, but only to the extent that and for so long as the Club License Agreement prohibits a Lien thereon, and only for so long as, such prohibition is not removed, terminated or otherwise rendered inoperative. For the avoidance of doubt, any and all proceeds, products, substitutions or replacements of any property described in clauses (i), (ii), (iii) and (iv) above shall not constitute Excluded Property (unless such proceeds, products, substitutions or replacements would itself constitute property described in clauses (i), (ii), (iii) or (iv) above).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); (b) in the case of a Non-U.S. Recipient (as defined in Section 13(e)), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Non-U.S. Recipient with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which Non-U.S. Recipient becomes a party to this Agreement or acquires a participation, except in each case to the extent that, pursuant to Section 13 amounts with respect to such Taxes were payable either to such Non-U.S. Recipient assignor (or Lender granting such participation) immediately before such assignment or grant of participation; (c) United States federal withholding Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 13(e) (except where the failure to comply with Section 13(e) was the result of a change in law, ruling, regulation, treaty, directive, or interpretation thereof by a Governmental Authority after the date the Recipient became a party to this Agreement or a Participant) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Excluded Trademarks” means each of the trademarks listed on Schedule 1 attached hereto.

“Extraordinary Receipts” means any cash or cash equivalents received by or paid to or for the account of any Loan Party not in the ordinary course of business, including amounts received in respect of foreign, United States, state or local tax refunds, purchase price adjustments, indemnification payments and pension plan reversions.

“ExWorks” means ExWorks Capital Fund I, L.P.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” means that certain letter agreement regarding fees dated as of the Closing Date between Lender and Borrower.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Year” means the fiscal year of Borrower which ends on December 31 of each year.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia, and that is a “controlled foreign corporation” within the meaning of Section 957 of the Code with respect to which a Loan Party is a “U.S. shareholder” within the meaning of Section 951(b) of the Code. Unless the context indicates otherwise, references to a Foreign Subsidiary shall be deemed to refer to a Foreign Subsidiary of Borrower.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession) which are applicable to the circumstances as of the date of determination, in each case consistently applied.

“Governing Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited liability company agreement, limited partnership agreement or other similar governance document of such Person.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” has the meaning given thereto in Section 12.1.

“Guaranty” or “Guarantied”, as applied to any Indebtedness, liability or other obligation, means (a) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the ordinary course of business), of any part or all of such Indebtedness, liability or obligation and (b) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, liability or obligation by any means (including the purchase of securities or obligations, the purchase or sale of property or services or the supplying of funds).

“Indebtedness” means (without duplication), with respect to any Person, (a) all obligations or liabilities, contingent or otherwise, for borrowed money, (b) all obligations represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (c) all liabilities secured by any Lien on property owned or acquired, whether or not such liability shall have been assumed, (d) all obligations of such Person under conditional sale or other title-retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables which are not ninety days past the invoice date incurred in the ordinary course of business, but including the maximum potential amount payable under any earn-out or similar obligations), (f) all Capitalized Leases of such Person, (g) all obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and bankers’ acceptances or in respect of financial or other hedging obligations, (h) all equity interests issued by such Person subject to repurchase or redemption at any time on or prior to the Scheduled Maturity Date, other than voluntary repurchases or redemptions that are at the sole option of such Person and other than the Warrant, (i) all principal outstanding under any synthetic lease, off-balance sheet loan or similar financing product and (j) all Guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of others.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment Affiliate” means, with respect to any Person, any fund or investment vehicle that (a) is organized by such Person for the purpose of making equity or debt investments in one or more companies and (b) is controlled by, or under common control with, such Person. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Investment Property” means the collective reference to (a) all “investment property” as such term is defined in Section 9-102 of the UCC, (b) all “financial assets” as such term is defined in Section 8-102(a)(9) of the UCC and (c) whether or not constituting “investment property” as so defined, all Pledged Equity.

“IP Collateral Assignments” means, collectively, (a) that certain Assignment of Security Interest in Trademarks and (b) that certain Assignment of Security Interest in Copyrights, each dated as of the Closing Date by ExWorks, as assignor and Borrower, as assignee.

“Issuers” means the collective reference to each issuer of Investment Property.

“Judgment Currency” has the meaning set forth in Section 10.3(b).

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, including any conditional sale contract or other title-retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning set forth in Section 3.4.

“Loan Documents” means, collectively, this Agreement and all notes, guaranties, security agreements, mortgages, certificates, landlord’s agreements, Control Agreements, the Fee Letter, the Warrant, and all other agreements, documents and instruments now or hereafter executed or delivered by the Lender, the Borrower, any other Loan Party, or any Other Obligor in connection with, or to evidence the transactions contemplated by, this Agreement.

“Loan Guaranty” means Section 12.

“Loan Party” means, individually, Borrower, or any Subsidiary; and “Loan Parties” means, collectively, Borrower and all Subsidiaries.

“Loan Party Obligor” means, individually, Borrower or any other Obligor that is or hereafter becomes a Loan Party, in connection with a Penthouse Transaction or otherwise; and “Loan Party Obligors” means, collectively, Borrower and each other Loan Party Obligor.

“Loans” means the Term Loan and any portion thereof.

“Lock Box” has the meaning set forth in Section 6.1.

“Material Adverse Effect” means any event, act, omission, condition or circumstance which, which individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets or condition, financial or otherwise, of any Loan Party or any Other Obligor, as applicable, (b) the ability of any Loan Party or any Other Obligor, as applicable, to perform any of its obligations under any of the Loan Documents or (c) the validity or enforceability of, or Lender’s rights and remedies under, any of the Loan Documents.

“Material Contract” means has the meaning set forth in Section 7.18.

“Maturity Date” means the Scheduled Maturity Date (or, if earlier, the Termination Date), or such earlier date as the Obligations may be accelerated in accordance with the terms of this Agreement (including pursuant to Section 11.2).

“Maximum Lawful Rate” has the meaning set forth in Section 3.5.

“Maximum Liability” has the meaning set forth in Section 12.9.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Paying Guarantor” has the meaning set forth in Section 12.10.

“Non-U.S. Recipient” has the meaning set forth in Section 13(e)(ii).

“Obligations” means all present and future Loans, advances, debts, liabilities, fees, expenses, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower or any Loan Party Obligor to Lender, whether evidenced by this Agreement, any other Loan Document or otherwise, whether arising from an extension of credit, guaranty, indemnification or otherwise, whether direct or indirect (including those acquired by assignment and any participation by Lender in Borrower’s indebtedness owing to others), whether absolute or contingent, whether due or to become due and whether arising before or after the commencement of a proceeding under the Bankruptcy Code or any similar statute.

“Obligor” means any guarantor, endorser, acceptor, surety or other Person liable on, or with respect to, any of the Obligations or who is the owner of any property which is security for any of the Obligations.

“Other Obligor” means any Obligor other than any Loan Party Obligor.

“Other Taxes” means all present or future stamp, court or documentary, property, excise, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 14.10.

“Paying Guarantor” has the meaning set forth in Section 12.10.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, and any sections of the Code or ERISA related thereto that are enacted after the date of this Agreement.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Penthouse Debt” means any or all “Obligations” (as that term is defined under the Penthouse Loan Agreement) at any time outstanding.

“Penthouse Loan Agreement” means that certain Loan and Security Agreement, dated as of February 19, 2016, as amended by a Waiver, Joinder and First Amendment to Loan and Security Agreement, dated as of February 17, 2017, as further amended by a Consent and Second Amendment to Loan and Security Agreement dated as of March 29, 2017, and as further amended by a Waiver and Third Amendment to Loan and Security Agreement, dated May 19, 2017, in each case,by and between ExWorks, in its capacity as “Lender” thereunder, PGMI as “Borrower” thereunder, and the other parties signatory thereto as Loan Party Obligors.

“Penthouse Transaction” means the acquisition by Borrower of all or any portion of the equity interests or assets of PGMI, any Loan Party Obligor under the Penthouse Loan Agreement, or any of their Subsidiaries, whether through a consensual purchase and sale transaction, a bankruptcy or other insolvency proceeding, a foreclosure proceeding or any other means.

“Penthouse Warrant” means the Common Stock Purchase Warrant No. W-1, dated February 19, 2016, issued by PGMI to Lender in connection with the Penthouse Loan Agreement.

“Permitted Discretion” means a determination made by Lender in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.

“Permitted Indebtedness” means: (a) the Obligations; (b) from and after the date of any Penthouse Transaction, capitalized leases and purchase-money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $250,000 at any time outstanding; and (c) from and after the date of any Penthouse Transaction, Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business.

“Permitted Liens” means (a) purchase-money security interests in specific items of Equipment securing Permitted Indebtedness described under clause (b) of the definition of Permitted Indebtedness; (b) liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained provided the same have no priority over any of Lender’s security interests; (c) liens of materialmen, mechanics, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves in accordance with GAAP are being maintained; (d) liens which constitute banker’s liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker’s liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to any Loan Party); (e) cash deposits or pledges to secure the payment of worker’s compensation, unemployment insurance, or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business; and (f) from and after the consummation of a Penthouse Transaction resulting in the acquisition by Borrower of the Excluded Trademarks or any of them, Liens on the Excluded Trademarks to secure PGLI’s payment obligations under the Club License Agreement, as set forth in the Club Licensing Agreement and the other documents entered into in connection therewith.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government or any agency or political division thereof, or any other entity.

“PGLI” means Penthouse Global Licensing, Inc., a Delaware corporation.

“PGMI” means Penthouse Global Media, Inc., a Delaware corporation.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) maintained for employees of any Loan Party or any such plan to which any Loan Party (or with respect to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate) is required to contribute on behalf of any of its employees.

“Pledged Equity” means the equity interests listed on Sections 1(f) and 1(g) of the Perfection Certificate, together with any other equity interests, certificates, options, or rights or instruments of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Loan Party Obligor while this Agreement is in effect, and including, to the extent attributable to, or otherwise related to, such pledged equity interests, all of such Loan Party Obligor’s (a) interests in the profits and losses of each Issuer, (b) rights and interests to receive distributions of each Issuer’s assets and properties and (c) rights and interests, if any, to participate in the management or each Issuer related to such pledged equity interests.

“Prepayment Event” means: (a) any sale (other than sales of inventory in the ordinary course of business), transfer or other disposition (including, without limitation, pursuant to a sale and leaseback transaction or any exclusive intellectual property licensing transaction) of any property or asset of any Loan Party Obligor (excluding non-exclusive licenses of intellectual property in the ordinary course of business); (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any of any Loan Party Obligor; (c) the issuance by any Loan Party to any Person (other than to another Loan Party) of any equity interests after the Closing Date, or the receipt by any Loan Party of any capital contribution from any Person (other than from another Loan Party) after the Closing Date; (d) the incurrence by any Loan Party of any Indebtedness not permitted by this Agreement; (e) the receipt by any Loan Party of any Extraordinary Receipts; (f) the receipt by any Loan Party, on or prior to the date on which Borrower and Lender have agreed to an amortization payment schedule for the Term Loan as contemplated by Section 2.5(b), of any payments under the Penthouse Loan Agreement or otherwise in respect of the Penthouse Debt (including, without limitation, payments of principal, interest or fees) or proceeds of any collateral securing the Penthouse Debt.

“Protective Advances” has the meaning set forth in Section 2.2.

“Proxy and Transfer Agreement” means the letter agreement, dated of even date herewith, between the Lender and Borrower regarding the Penthouse Warrant, pursuant to which, inter alia, Lender agreed (a) to seek approval of PGMI for the assignment and transfer of the Penthouse Warrant and Warrant Shares (as defined in the Penthouse Warrant) to Borrower, and (b) in the absence of such approval, the Lender shall exercise the Penthouse Warrant and grant an Affiliate of Borrower an irrevocable proxy to vote the Warrant Shares, in each case as more fully set forth in such Proxy and Transfer Agreement.

“Recipient” means any Lender, Participant, or any other recipient of any payment to be made by or on account of any Obligation of any Loan Party under this Agreement or any other Loan Document, as applicable.

“Register” has the meaning set forth in Section 14.9(a).

“Released Parties” has the meaning set forth in Section 10.1.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty day notice period has been waived.

“Required Offering” means, the consummation, on or prior to May 31, 2018 (or such later date as Lender may agree to in its Permitted Discretion), of a “Regulation A+” offering under Section 506 of the JOBS Act of 2016 that is approved or accepted by the SEC, or a registration statement on Form S-1 declared effective by the SEC under the Securities Act (or an alternative equity issuance acceptable to Lender) by Borrower, on terms acceptable to Lender.

“Restricted Accounts” means Deposit Accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations of Loan Parties (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll), in each case in the ordinary course of business, or (b) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan.

“Scheduled Maturity Date” means November 21, 2020.

“Securities Act” means the Securities of Act of 1933, as amended.

“Sponsor” means Oreva Capital Corp.

“Stated Rate” has the meaning set forth in Section 3.5.

“Subsidiary” means, with respect to any Person, any other Person, of which such first Person owns, directly or indirectly, through one or more intermediaries, more than 50% of the capital stock or other equity interest at the time of determination. Unless the context indicates otherwise, references to a Subsidiary shall be deemed to refer to a Subsidiary of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning set forth in Section 2.1(c).

“Termination Date” means the date on which all of the Obligations have been paid in full in cash and all of Lender’s lending commitments under this Agreement and under each of the other Loan Documents have been terminated.

“UCC” means, at any given time, the Uniform Commercial Code as adopted and in effect at such time in the State of Illinois or other applicable jurisdiction.

“Warrant” shall mean the Warrant issued by Borrower to the Lender on the Closing Date.

1.2. Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Lender financial statements and other documents required under this Agreement and the other Loan Documents which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein.

Notwithstanding anything to the contrary contained in the paragraph above or the definitions of Capital Expenditures or Capitalized Leases, in the event of a change in GAAP after the Closing Date requiring all leases to be capitalized, only those leases (assuming for purposes of this paragraph that they were in existence on the Closing Date) that would constitute Capitalized Leases on the Closing Date shall be considered Capitalized Leases (and all other such leases shall constitute operating leases) and all calculations and deliverables under this Agreement or the other Loan Documents shall be made in accordance therewith (other than the financial statements delivered pursuant to this Agreement; provided that all such financial statements delivered to Lender in accordance with the terms of this Agreement after the date of such change in GAAP shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such change).

1.3. Other Definitional Provisions and References.

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. “Or” shall be construed to mean “and/or”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence for each performance obligation of the Loan Parties under this Agreement and each Loan Document. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any agreement, instrument or document (a) shall include all schedules, exhibits, annexes and other attachments thereto and (b) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise specified herein Dollar ($) baskets set forth in the representations and warranty, covenants and event of default provisions of this Agreement (and other similar baskets) are calculated as of each date of measurement by the Dollar Equivalents thereof as of such date of measurement.

2. LOANS.

2.1 Amount of Loans.

(a) [Reserved].

(b) [Reserved].

(c) Term Loan. Subject to the terms and conditions contained in this Agreement, Lender will, on the Closing Date, make a term loan to Borrower in the initial principal amount of $10,198,802.07 (the “Term Loan”). The Term Loan shall be advanced in a single borrowing on the Closing Date, and any principal amounts repaid in respect of the Term Loan may not be reborrowed. The Term Loan shall be made in and repayable in Dollars.

2.2. Protective Advances. Notwithstanding any contrary provision of this Agreement or any other Loan Document, at any time after the occurrence and during the continuance of an Event of Default, Lender is authorized by Borrower, from time to time, in Lender’s sole discretion, to make such advances to, or for the benefit of, Borrower, as Lender in its sole discretion deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, or (ii) to enhance the likelihood of repayment of the Obligations (the advances described in this Section 2.2 shall be referred to as “Protective Advances”). Notwithstanding any contrary provision of this Agreement or any other Loan Document, Lender may disburse the proceeds of any Protective Advance to Borrower or to such other Person(s) as Lender determines in its sole discretion. All Protective Advances shall be payable immediately upon demand or, at Lender’s election, shall be added to the outstanding principal balance of the Term Loan and shall bear interest at the rates then applicable to the Term Loan.

2.3. [Reserved].

2.4. [Reserved].

2.5. Repayment.

(a) [Reserved].

(b) Term Loan. Principal of the Term Loan shall be repaid in monthly installments in amounts to be agreed between Borrower and Lender, payable on the first day of each calendar month, commencing on the earlier of (i) June 1, 2018 or (ii) the first day of the month following the consummation of a Penthouse Transaction, with the entire unpaid balance due and payable on the Maturity Date.

(c) Maturity Date Payments. All remaining outstanding monetary Obligations (including, all accrued and unpaid fees described in Section 3.2) shall be payable in full on the Maturity Date.

2.6. Prepayments / Voluntary Termination.

(a) Certain Mandatory Prepayment Events. Borrower shall be required to prepay the outstanding principal balance of the Loans upon the occurrence of each and every Prepayment Event (such prepayment to be made on any date thereafter on which proceeds pertaining thereto are received by any Loan Party), in each case without any demand or notice from Lender or any other Person, all of which is hereby expressly waived by Borrower, in the amount of 100% of the proceeds (or, in the case of a Prepayment Event arising from a Required Offering, 33% of the proceeds of such Required Offering) (in each case, net of documented reasonable selling commissions, underwriting discounts, professional fees and other out-of-pocket costs and expenses incurred in connection with the collection of such proceeds, in each case payable to Persons that are not Affiliates of any Loan Party, and net of estimated taxes incurred as a result of such Prepayment Event) received by any Loan Party with respect to such Prepayment Event. Prepayments of the Loans made pursuant to this Section 2.6(a) shall be applied in the manner set forth in Section 6.2 (disregarding for such purpose any instruction as to application provided by the Borrower).

(b) [Reserved].

(c) Voluntary Prepayment of the Term Loan. Borrower may, on at least ten days prior written notice received by Lender, prepay all or any portion of the Term Loan, without premium or penalty of any kind.

2.7. Obligations Unconditional.

(a) The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of each Loan Party Obligor, and shall be independent of any defense or right of set-off, recoupment or counterclaim that any Loan Party Obligor or any other Person might otherwise have against Lender or any other Person. All payments required (other than by Lender) by this Agreement or the other Loan Documents shall be made in Dollars (unless payment in a different currency is expressly provided otherwise in the applicable Loan Document) and paid free of any deductions or withholdings for any taxes or other amounts and without abatement, diminution or set-off. If any Loan Party Obligor is required by applicable law to make such a deduction or withholding from a payment under this Agreement or under any other Loan Document, such Loan Party Obligor shall pay to Lender such additional amount as shall be necessary to ensure that, after the making of such deduction or withholding, Lender receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. Each Loan Party Obligor shall (a) pay the full amount of any deduction or withholding that it is required to make by law, to the relevant authority within the payment period set by applicable law and (b) promptly after any such payment, deliver to Lender an original (or certified copy) official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to Lender.

(b) If, at any time and from time to time after the Closing Date (or at any time before or after the Closing Date with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) Basel III or any similar accord promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) and, in each case, all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith), (a) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (b) any new law, regulation, treaty or directive enacted or application thereof or (c) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority, central bank or comparable agency (i) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state, local or other taxing authorities with respect to interest or fees payable hereunder or under any other Loan Document or changes in the rate of tax on the overall net income of Lender or its members) or (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender or (iii) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan or to reduce any amount receivable hereunder or under any other Loan Documents, then, in each such case, Borrower shall promptly pay to Lender, when notified to do so by Lender, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. Each such notice of additional amounts payable pursuant to this Section 2.7(b) submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(c) This Section 2.7 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Loans.

2.8. Reversal of Payments. To the extent that any payment or payments made to or received by Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other such applicable law, then, to the extent thereof, such amounts (and all Liens, rights and remedies relating thereto) shall be revived as Obligations (secured by all such Liens) and continue in full force and effect under this Agreement and under the other Loan Documents as if such payment or payments had not been received by Lender. This Section 2.8 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

2.9. Penthouse Transaction Costs and Expenses Adjustment. To the extent that Borrower incurs actual, documented, out-of-pocket costs, including the payment of professional fees, in connection with the consummation of a Penthouse Transaction (evidence of which shall be provided to Lender upon request), Borrower may elect to reduce either (i) the monthly amortization installment amounts agreed to between Borrower and Lender as contemplated by Section 2.5(b) (with such reduction applied to such installments in direct order of maturity) or (ii) any mandatory prepayment required pursuant to Section 2.6(a) in connection with a Required Offering, in either case by the amount of such out-of-pocket costs, and such amounts shall instead be added to the final scheduled payment due on the Maturity Date (or, if earlier, such other date that the remaining principal amount of the Obligations becomes due pursuant to this Agreement).

3. INTEREST AND FEES; LOAN ACCOUNT.

3.1. Interest. All Loans and other monetary Obligations shall bear interest at the Applicable Interest Rate then in effect; provided, that after the occurrence and during the continuation of an Event of Default, all Loans and other monetary Obligations shall bear interest at a rate per annum equal to two (2) percentage points in excess of the rate otherwise applicable thereto (the “Default Rate”). Accrued interest shall be payable (a) on the fifth day of each month in arrears, commencing on the earlier of June 1, 2018 or the first month following the consummation of a Penthouse Transaction, (b) upon any prepayment of Loans in accordance with Section 2.6(a) or (c), and (c) on the Maturity Date. After the occurrence and during the continuance of an Event of Default, all interest shall be payable in cash on demand. To the extent not paid in cash when due, accrued interest shall be added to the outstanding principal balance of the Term Loan on the date of such required payment.

3.2. Fees. Borrower shall pay Lender each of the fees and other obligations set forth in the Fee Letter on the dates provided therein, which fees are in addition to all fees and other sums payable by Borrower or any other Person to Lender under this Agreement or under any other Loan Document and, in each case, are not refundable once paid.

3.3. Computation of Interest and Fees. All interest and fees shall be calculated daily on the outstanding monetary Obligations based on the actual number of days elapsed in a year of 360 days.

3.4. Loan Account; Monthly Accountings. Lender shall maintain a loan account for Borrower reflecting all outstanding Loans, along with interest accrued thereon and such other items reflected therein (the “Loan Account”), and shall provide Borrower with a monthly accounting reflecting the activity in the Loan Account. Each accounting shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within thirty days after such account is rendered, describing the nature of any alleged errors or omissions. However, Lender’s failure to maintain the Loan Account or to provide any such accounting shall not affect the legality or binding nature of any of the Obligations. Interest, fees and other monetary Obligations due and owing under this Agreement may, in Lender’s sole discretion, be charged to the Loan Account and added to the outstanding principal balance of the Term Loan and will thereafter be deemed to be a portion of the Term Loan and will bear interest at the rate then applicable to the Term Loan.

3.5. Further Obligations; Maximum Lawful Rate. With respect to all monetary Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder or under any other Loan Document, or otherwise), such Obligations shall bear interest at the rate(s) in effect from time to time with respect to the Term Loan and shall be payable upon demand by Lender. In no event shall the interest charged with respect to any Loan or any other Obligation exceed the maximum amount permitted under applicable law. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable or other amounts hereunder or under any other Loan Document (the “Stated Rate”) would exceed the highest rate of interest or other amount permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by applicable law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by Lender exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, Lender has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other Obligations (other than interest) payable hereunder, and if no such principal or other Obligations are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

4. CONDITIONS PRECEDENT.

Lender’s obligation to fund the Term Loan on the Closing Date is subject to the following conditions precedent (as well as any other conditions set forth in this Agreement or any other Loan Document), all of which must be satisfied in a manner acceptable to Lender (and as applicable, pursuant to documentation which in each case is in form and substance acceptable to Lender):

(a) Borrower shall have duly executed and/or delivered, or, as applicable, shall have caused such other applicable Persons to have duly executed and or delivered, to Lender such agreements, instruments, documents, proxies and certificates as Lender may require, including such other agreements, instruments, documents and certificates listed on the closing checklist attached hereto as Exhibit A (other than any such items identified as “Post-Closing Items”);

(b) Borrower shall have paid or reimbursed Lender for all of Lender’s costs, charges and expenses incurred through the Closing Date;

(c) the Closing Date Debt Purchase shall have been consummated pursuant to the terms of the Closing Date Assignment Agreement;

(d) Lender shall have executed and delivered to Borrower the IP Collateral Assignments;

(e) Lender shall have executed and delivered to Borrower the Proxy and Transfer Agreement;

(f) Borrower shall have issued to Lender the Warrant;

(g) each of the representations and warranties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects as of the date such Loan is made (or, to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date), both before and after giving effect thereto;

(h) no Default or Event of Default shall be in existence, both before and after giving effect thereto; and

(i) Lender shall have received such other information, documents, instruments and agreements as it reasonably requests in connection herewith.

5. COLLATERAL.

5.1. Grant of Security Interest. To secure the full payment and performance of all of the Obligations, each Loan Party Obligor hereby assigns to Lender and grants to Lender a continuing security interest in all property of each Loan Party Obligor, whether tangible or intangible, real or personal, now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, including: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by any Loan Party Obligor has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, any Loan Party Obligor; (b) all Chattel Paper (including Electronic Chattel Paper), Instruments, Documents, and General Intangibles (including all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guaranty claims, contracts rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory; (d) all Goods, including Equipment, Farm Products, Health-Care-Insurance Receivables, vehicles, and Fixtures; (e) all Investment Property, including all rights, privileges, authority, and powers of each Loan Party Obligor as an owner or as a holder of Pledged Equity, including all economic rights, all control rights, authority and powers, and all status rights of each Loan Party Obligor as a member, equity holder or shareholder, as applicable, of each Issuer; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) all Commercial Tort Claims listed in Section 2 of the Perfection Certificate; (i) all Supporting Obligations; (j) any other property of any Loan Party Obligor now or hereafter in the possession, custody or control of Lender or any agent or any parent, Affiliate or Subsidiary of Lender or any Participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (k) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of each Loan Party Obligor’s books and records relating to any of the foregoing and to any Loan Party’s business. Without limitation of the foregoing, on the Closing Date, Borrower hereby assigns to Lender and grants to Lender a continuing security interest in all property of Borrower, including all rights acquired by Borrower under the Closing Date Assignment Agreement and IP Collateral Assignments. Notwithstanding the foregoing, the grant of security set forth in this Section 5.1 shall not include any Excluded Property.

5.2. Possessory Collateral. Promptly, but in any event no later than five Business Days after any Loan Party Obligor’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Loan Party Obligor shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as attorney and agent-in-fact (coupled with an interest) for each Loan Party Obligor, to endorse or assign the same on such Loan Party Obligor’s behalf.

5.3. Further Assurances. Each Loan Party Obligor shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (or cause each other applicable Person to take, execute, acknowledge and deliver) all such further acts, documents, agreements and instruments as may from time to time be necessary or desirable or as Lender may from time to time require in order to (a) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (b) establish, create, preserve, protect and perfect a first priority lien (subject only to Permitted Liens) in favor of Lender in all real and personal property (wherever located) from time to time owned by the Loan Party Obligors and in all capital stock and other equity from time to time issued by the Loan Parties (including appraisals of real property in compliance with FIRREA), (c) cause each Subsidiary of Borrower to guaranty all of the Obligations, (d) cause Sponsor and/or its Investment Affiliates to pledge 100% of issued and outstanding the capital stock of Borrower as security for the Obligations, and (e) facilitate the collection of the Collateral, all pursuant to documentation that is in form and substance reasonably satisfactory to Lender. Without limiting the foregoing, each Loan Party Obligor shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver (or cause each other applicable Person to take, execute, acknowledge and deliver) to Lender all promissory notes, security agreements, agreements with landlords, mortgagees and processors and other bailees, subordination and intercreditor agreements and other agreements, instruments and documents, in each case in form and substance acceptable to Lender, as Lender may request from time to time to perfect, protect and maintain Lender’s security interests in the Collateral, including the required priority thereof, and to fully carry out the transactions contemplated by the Loan Documents.

5.4. UCC Financing Statements. Each Loan Party Obligor authorizes Lender to file, transmit or communicate, as applicable, from time to time, Uniform Commercial Code financing statements, along with amendments and modifications thereto, in all filing offices selected by Lender, listing such Loan Party Obligor as the debtor and Lender as the secured party, and describing the collateral covered thereby in such manner as Lender may elect, including using descriptions such as “all personal property of debtor” or “all assets of debtor”, or words of similar effect, in each case without such Loan Party Obligor’s signature. Each Loan Party Obligor also hereby ratifies its authorization for Lender to have filed, in any filing office, any financing statements filed prior to the date hereof.

6. CERTAIN PROVISIONS REGARDING ACCOUNTS, INVENTORY, COLLECTIONS AND APPLICATIONS OF PAYMENTS.

6.1. Lock Boxes and Blocked Accounts. Each Loan Party Obligor hereby represents and warrants that all Deposit Accounts and all other depositary and other accounts maintained by each Loan Party Obligor as of the Closing Date are described in Section 3 of the Perfection Certificate, which description includes for each such account the name of the Loan Party Obligor maintaining the account, the name of the financial institution at which the account is maintained, the account number and the purpose of the account. After the Closing Date, no Loan Party Obligor shall open any new Deposit Account or any other depositary or other account without the prior written consent of Lender and without updating Section 3 of the Perfection Certificate to reflect such Deposit Account or other account. No Deposit Account or other account of any Loan Party Obligor shall at any time constitute a Restricted Account other than accounts expressly indicated on Section 3 of the Perfection Certificate as being Restricted Accounts (and each Loan Party Obligor hereby represents and warrants that each such account shall at all times meet the requirements set forth in the definition of Restricted Account to qualify as a Restricted Account). Each Loan Party Obligor will, at its expense, establish (and revise from time to time as Lender may require) procedures acceptable to Lender, in Lender’s sole discretion, for the collection of checks, wire transfers and all other proceeds of all of such Loan Party Obligor’s Accounts and other Collateral (“Collections”), which shall include (a) directing all Account Debtors to send all Account proceeds (i) directly to a post office box designated by Lender either in the name of such Loan Party Obligor (but as to which Lender has exclusive access) or, at Lender’s option following the occurrence of an Event of Default, in the name of Lender (a “Lock Box”) or (ii) in the case of wire transfers, to a Blocked Account and (b) depositing all Collections received by such Loan Party Obligor into one or more bank accounts maintained in the name of such Loan Party Obligor (but as to which Lender has exclusive access) or, at Lender’s option, in the name of Lender (each, a “Blocked Account”), under an arrangement acceptable to Lender with a depository bank acceptable to Lender, pursuant to which all funds deposited into each Blocked Account are to be transferred to Lender in such manner, and with such frequency, as Lender shall specify. Each Loan Party Obligor agrees to execute, and to cause its depository banks and other account holders to execute, such Control Agreements as Lender shall require from time to time in connection with the foregoing, all in form and substance acceptable to Lender; provided, that notwithstanding the foregoing, no Loan Party Obligor shall be obligated to deliver a Control Agreement to Lender or comply with the requirements set forth in clauses (a) and (b) of the preceding sentence (i) with respect to any Restricted Account or (ii) during the first 30 days after the Closing Date.

6.2. Application of Payments. All amounts paid to or received by Lender in respect of monetary Obligations, from whatever source (whether from Borrower or any other Loan Party Obligor pursuant to such other Loan Party Obligor’s guaranty of the Obligations, any realization upon any Collateral or otherwise) shall, unless otherwise directed by Borrower with respect to any particular payment (unless an Event of Default shall then be continuing, in which event Lender may disregard Borrower’s direction) be applied by Lender to the Obligations in such order as Lender may elect, and absent such election shall be applied as follows:

(i) FIRST, to reimburse Lender for all out-of-pocket costs and expenses, and all indemnified losses, incurred by Lender which are reimbursable to Lender in accordance with this Agreement or any of the other Loan Documents;

(ii) SECOND, to any accrued but unpaid interest on any Protective Advances;

(iii) THIRD, to the outstanding principal of any Protective Advances;

(iv) FOURTH, to any accrued but unpaid fees owing to Lender under this Agreement and/or any other Loan Documents;

(v) FIFTH, to any unpaid accrued interest on the Obligations;

(vi) SIXTH, to the outstanding principal of the Loans; and

(vii) SEVENTH, to the payment of any other outstanding Obligations; and after payment in full in cash of all of the outstanding monetary Obligations, any further amounts paid to or received by Lender in respect of the Obligations (so long as no monetary Obligations are outstanding) shall be paid over to Borrower or such other Person(s) as may be legally entitled thereto.

Notwithstanding anything to the contrary set forth herein, any prepayment applied to the outstanding principal of the Term Loan shall be applied to the remaining installments thereof (including any bullet payment due at maturity) in the inverse order of maturity.

6.3. Notification; Verification. Lender or its designee may, from time to time, whether or not a Default or Event of Default has occurred, verify directly with the Account Debtors of the Loan Party Obligors (or by any manner and through any medium Lender considers advisable) the validity, amount and other matters relating to the Accounts and Chattel Paper of the Loan Party Obligors, by means of mail, telephone or otherwise, either in the name of the applicable Loan Party Obligor or Lender or such other name as Lender may choose. Lender or its designee may, from time to time, after the occurrence and during the continuance of an Event of Default: (a) notify Account Debtors of the Loan Party Obligors that Lender has a security interest in the Accounts of the Loan Party Obligors and direct such Account Debtors to make payment thereof directly to Lender; and (b) demand, collect or enforce payment of any Accounts and Chattel Paper (but without any duty to do so). Each Loan Party Obligor hereby authorizes Account Debtors to make payments directly to Lender and to rely on notice from Lender without further inquiry. Lender may on behalf of each Loan Party Obligor endorse all items of payment received by Lender that are payable to such Loan Party Obligor for the purposes described above.

6.4. Power of Attorney.

Without limiting any of Lender’s other rights under this Agreement or any other Loan Document, each Loan Party Obligor hereby grants to Lender an irrevocable power of attorney, coupled with an interest, authorizing and permitting Lender (acting through any of its officers, employees, attorneys or agents), at Lender’s option but without obligation, with or without notice to such Loan Party Obligor, and at each Loan Party Obligor’s expense, to do any or all of the following, in such Loan Party Obligor’s name or otherwise:

(a) at any time, whether or not an Event of Default has occurred or is continuing (except as otherwise provided herein), (i) execute on behalf of such Loan Party Obligor any documents that Lender may, in its sole discretion, deem advisable in order to perfect, protect and maintain Lender’s security interests, and priority thereof, in the Collateral and to fully consummate all the transactions contemplated by this Agreement and the other Loan Documents (including such financing statements and continuation financing statements, and amendments or other modifications thereto, as Lender shall deem necessary or appropriate) and, upon the occurrence and during the continuance of an Event of Default, to notify Account Debtors of the Loan Party Obligors in the manner contemplated by Section 6.3, (ii) endorse such Loan Party Obligor’s name on all checks and other forms of remittances received by Lender, (iii) pay any sums required on account of such Loan Party Obligor’s taxes or to secure the release of any Liens therefor, (iv) pay any amounts necessary to obtain, or maintain in effect, any of the insurance described in Section 7.14, (v) receive and otherwise take control in any manner of any cash or non-cash items of payment or Proceeds of Collateral, (vi) receive, open and dispose of all mail addressed to such Loan Party Obligor at any post office box or lockbox maintained by Lender for such Loan Party Obligor or at any other business premises of Lender and (vii) endorse or assign to Lender on such Loan Party Obligor’s behalf any portion of Collateral evidenced by an agreement, Instrument or Document if an endorsement or assignment of any such items is not made by such Loan Party Obligor pursuant to Section 5.2; and

(b) at any time, after the occurrence and during the continuance of an Event of Default, (i) execute on behalf of such Loan Party Obligor any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or lease (as lessor or lessee) any real or personal property which is part of the Collateral or in which Lender has an interest, (ii) execute on behalf of such Loan Party Obligor any invoices relating to any Accounts, any draft against any Account Debtor, any proof of claim in bankruptcy, any notice of Lien or claim, and any assignment or satisfaction of mechanic’s, materialman’s or other Lien, (iii) execute on behalf of such Loan Party Obligor any notice to any Account Debtor, (iv) pay, contest or settle any Lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same, (v) grant extensions of time to pay, compromise claims relating to, and settle Accounts, Chattel Paper and General Intangibles for less than face value and execute all releases and other documents in connection therewith, (vi) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor, (vii) instruct any third party having custody or control of any Collateral or books or records belonging to, or relating to, such Loan Party Obligor to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement or any other Loan Document, (viii) change the address for delivery of such Loan Party Obligor’s mail, (ix) vote any right or interest with respect to any Investment Property, (x) instruct any Account Debtor to make all payments due to any Loan Party Obligor directly to Lender, and (xi) use any Intellectual Property of such Loan Party Obligor (including any licenses of such Intellectual Property), including but not limited to any labels, patents, trademarks, trade names, URLs, domain names, industrial designs, copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or negotiable Collateral of such Loan Party Obligor.

Any and all sums paid, and any and all costs, expenses, liabilities, obligations and reasonable attorneys’ fees incurred, by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Each Loan Party Obligor agrees that Lender’s rights under the foregoing power of attorney and any of Lender’s other rights under this Agreement or the other Loan Documents shall not be construed to indicate that Lender is in control of the business, management or properties of any Loan Party Obligor.

6.5. Disputes. Each Loan Party Obligor shall promptly notify Lender of any dispute or claim relating to its Accounts to the extent the value associated with such dispute or claim exceeds $25,000. Each Loan Party Obligor agrees that it will not, without Lender’s prior written consent, compromise or settle any of its Accounts for less than the full amount thereof, grant any extension of time for payment of any of its Accounts, release (in whole or in part) any Account Debtor or other person liable for the payment of any of its Accounts or grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of its Accounts; except (unless otherwise directed by Lender during the existence of a Default or an Event of Default) such Loan Party Obligor may take any of such actions in the ordinary course of its business consistent with past practices, provided that Borrower promptly reports the same to Lender.

6.6. Invoices. At Lender’s request, each Loan Party Obligor will cause all invoices and statements that it sends to Account Debtors or other third parties to be marked, in a manner satisfactory to Lender, to reflect Lender’s security interest therein and payment instructions.

6.7. Inventory.

(a) Third Party Locations. No Loan Party Obligor will, without Lender’s prior written consent, at any time, store any Inventory with any warehouseman or other third party other than as set forth in Section 1(d) of the Perfection Certificate.

(b) Sale on Return, etc. No Loan Party Obligor will, without Lender’s prior written consent, at any time, sell any Inventory on a sale-or-return, guarantied sale, consignment, or other contingent basis.

(c) Fair Labor Standards Act. Each Loan Party Obligor represents, warrants and covenants that, at all times, all of the Inventory of each Loan Party Obligor has been, at all times will be, produced only in accordance with the Fair Labor Standards Act of 1938 and all rules, regulations and orders promulgated thereunder.

7. REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS.

To induce Lender to enter into this Agreement, each Loan Party Obligor makes the following representations, warranties and covenants to Lender as follows; provided, however, that notwithstanding anything to the contrary, express or implied, set forth in this Agreement it is expressly understood and agreed that (a) each such representation and warranty, (i) as made on the Closing Date, shall apply only to Borrower and shall continue to apply only to the Borrower until such time as any other Loan Party Obligor shall become party hereto, whether pursuant to the consummation of a Penthouse Transaction or otherwise, in which event this Agreement shall be deemed to have been automatically amended so that such representations, warranties and covenants set forth below shall apply to Borrower and each other Loan Party Obligor and shall be remade as of the date any such Loan Party Obligor becomes party hereto, (ii) shall not be affected by any knowledge of, or any investigation by, Lender and (b) each such covenant shall continuously apply with respect to all times commencing on the date hereof and continuing until the Termination Date:

7.1. Existence and Authority. Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (which jurisdiction is identified in Section 1(a) of the Perfection Certificate) and is qualified to do business in each jurisdiction in which the operation of its business requires that it be qualified (which each such jurisdiction is identified in Section 1(a) of the Perfection Certificate). Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance by each Loan Party Obligor of this Agreement and all of the other Loan Documents to which such Loan Party Obligor is a party have been duly and validly authorized, do not violate such Loan Party Obligor’s Governing Documents or any law or any agreement or instrument or any court order which is binding upon any Loan Party or its property, do not constitute grounds for acceleration of any Indebtedness or obligation under any agreement or instrument which is binding upon any Loan Party or its property, and do not require the consent of any Person. No Loan Party is required to obtain any government approval, consent, or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents. This Agreement and each of the other Loan Documents have been duly executed and delivered by, and are enforceable against, each of the Loan Party Obligors who have signed them, in accordance with their respective terms. Section 1(f) of the Perfection Certificate sets forth the ownership of Borrower and its Subsidiaries.

7.2. Names; Trade Names and Styles. The name of each Loan Party Obligor set forth on Section 1(b) of the Perfection Certificate is its correct and complete legal name as of the date hereof, and no Loan Party Obligor has used any other name at any time in the past five years, or at any time will use any other name, in any tax filing made in any jurisdiction. Listed in Section 1(b) of the Perfection Certificate are all prior names used by each Loan Party Obligor at any time in the past five years and all of the present and prior trade names used by any Loan Party Obligor at any time in the past five years. Borrower shall give Lender at least thirty days’ prior written notice (and will deliver an updated Section 1(b) of the Perfection Certificate to reflect the same) before it or any other Loan Party Obligor changes its legal name or does business under any other name.

7.3. Title to Collateral; Third Party Locations; Permitted Liens. Each Loan Party Obligor has, and at all times will continue to have, good and marketable title to all of the Collateral. The Collateral now is, and at all times will remain, free and clear of any and all Liens, except for Permitted Liens. Lender now has, and will at all times continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and each Loan Party Obligor will at all times defend Lender and the Collateral against all claims of others. None of the Collateral which is Equipment is, or will at any time, be affixed to any real property in such a manner, or with such intent, as to become a fixture. Upon Lender’s request after the Closing Date, Borrower shall use good faith efforts to obtain a landlord’s waiver in form and substance satisfactory to Lender with respect to any real property lease or sublease for which any Loan Party Obligor is or will be a lessee or sublessee. Upon Lender’s request after the Closing Date, Borrower shall use good faith efforts to obtain a warehouseman’s waiver in form and substance satisfactory to Lender, with respect to any warehouse at which any Loan Party Obligor is or will at any time be a bailor of any Goods. Prior to causing or permitting any Collateral to at any time be located upon premises in which any third party (including any landlord, warehouseman, or otherwise) has an interest, Borrower shall notify Lender and the applicable Loan Party Obligor shall cause each such third party to execute and deliver to Lender, in form and substance acceptable to Lender, such waivers, collateral access agreements, and subordinations as Lender shall specify, so as to, among other things, ensure that Lender’s rights in the Collateral are, and will at all times continue to be, superior to the rights of any such third party and that Lender has access to such Collateral. Each applicable Loan Party Obligor will keep at all times in full force and effect, and will comply at all times with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

7.4. Accounts and Chattel Paper. All Accounts, and all Chattel Paper owned by any Loan Party Obligor, are genuine and in all respects what they purport to be, arise out of a completed, bona fide and unconditional and non-contingent sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto, each Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to such Accounts and Chattel Paper were executed, and the transactions giving rise to such Accounts and Chattel Paper comply with all applicable laws and governmental rules and regulations.

7.5. Electronic Chattel Paper. To the extent that any Loan Party Obligor obtains or maintains any Electronic Chattel Paper, such Loan Party Obligor shall at all times create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (a) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided below, unalterable, (b) the authoritative copy identifies Lender as the assignee of the record or records, (c) the authoritative copy is communicated to and maintained by Lender or its designated custodian, (d) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (e) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (f) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

7.6. Capitalization; Investment Property.

(a) No Loan Party, directly or indirectly, owns, or shall at any time own, any capital stock or other equity interests of any other Person except as set forth in Sections 1(f) and 1(g) of the Perfection Certificate, which Sections list all Investment Property owned by each Loan Party Obligor.

(b) None of the Pledged Equity has been issued or otherwise transferred in violation of the Securities Act, or other applicable laws of any jurisdiction to which such issuance or transfer may be subject.

(c) The Pledged Equity pledged by each Loan Party Obligor hereunder constitutes all of the issued and outstanding equity interests of each Issuer owned by such Loan Party Obligor.

(d) All of the Pledged Equity has been duly and validly issued and is fully paid and non-assessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. There are no outstanding options, warrants or similar agreements, documents, or instruments with respect to any of the Pledged Equity.

(e) Each Loan Party Obligor shall, at the request of Lender, cause each Issuer to amend or otherwise modify its Governing Documents, books, records, and related agreements, documents and instruments, as applicable, to reflect the rights and interests of Lender hereunder, and to the extent required to enable and empower Lender to exercise and enforce its rights and remedies hereunder in respect of the Pledged Equity and other Investment Property.

(f) Each Loan Party Obligor will take any and all actions required or reasonably requested by Lender, from time to time, to (i) cause Lender to obtain exclusive control of any Investment Property in a manner acceptable to Lender and (ii) obtain from any Issuers and such other Persons as Lender shall specify, for the benefit of Lender, written confirmation of Lender’s exclusive control over such Investment Property and take such other actions as Lender may request to perfect Lender’s security interest in any Investment Property. For purposes of this Section 7.6, Lender shall have exclusive control of Investment Property if (A) pursuant to Section 5.2, such Investment Property consists of certificated securities and the applicable Loan Party Obligor delivers such certificated securities to Lender (with all appropriate endorsements), (B) such Investment Property consists of uncertificated securities and either (x) the applicable Loan Party Obligor delivers such uncertificated securities to Lender or (y) the Issuer thereof agrees, pursuant to documentation in form and substance satisfactory to Lender, that it will comply with instructions originated by Lender without further consent by the applicable Loan Party Obligor and (C) such Investment Property consists of security entitlements and either (x) Lender becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to documentation in form and substance satisfactory to Lender, that it will comply with entitlement orders originated by Lender without further consent by the applicable Loan Party Obligor. Each Loan Party Obligor that is a limited liability company or a partnership hereby represents and warrants that it has not, and at no time will, elect pursuant to the provisions of Section 8-103 of the UCC to provide that its equity interests are securities governed by Article 8 of the UCC.

(g) No Loan Party owns, or has any present intention of acquiring, any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.

(h) No Loan Party Obligor shall vote to enable, or take any other action to cause or to permit, any Issuer to issue any equity interests of any nature, or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any equity interests of any nature of any Issuer.

(i) No Loan Party Obligor shall take, or fail to take, any action that would in any manner impair the value or the enforceability of Lender’s Lien on any of the Investment Property, or any of Lender’s rights or remedies under this Agreement or any other Loan Document with respect to any of the Investment Property.

(j) In the case of any Loan Party Obligor which is an Issuer, such Issuer agrees that the terms of Section 11.3(g)(iii) shall apply to such Loan Party Obligor with respect to all actions that may be required of it pursuant to such Section 11.3(g)(iii) regarding the Investment Property issued by it.

7.7. Commercial Tort Claims. As of the Closing Date, no Loan Party Obligor has any Commercial Tort Claims pending other than those listed in Section 2 of the Perfection Certificate. Each Loan Party Obligor shall promptly (but in any case no later than five Business Days thereafter) notify Lender in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party with a value in excess of $10,000. Such notice shall constitute such Loan Party Obligor’s authorization to amend such Section 2 to add such Commercial Tort Claim and shall automatically be deemed to amend such Section 2 to include such Commercial Tort Claim.

7.8. Jurisdiction of Organization; Location of Collateral. Sections 1(c) and 1(d) of the Perfection Certificate set forth (a) each place of business of each Loan Party Obligor (including its chief executive office), (b) all locations where all Inventory, Equipment, and other Collateral owned by each Loan Party Obligor is kept and (c) whether each such Collateral location and place of business (including each Loan Party Obligor’s chief executive office) is owned by a Loan Party or leased (and if leased, specifies the complete name and notice address of each lessor). No Collateral is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as expressly indicated in Sections 1(c), 1(d) and 3 (with respect to Deposit Accounts maintained outside the United States) of the Perfection Certificate. Each Loan Party Obligor will give Lender at least thirty days’ prior written notice before changing its jurisdiction of organization, opening any additional place of business, changing its chief executive office or the location of its books and records, or moving any of the Collateral to a location other than one of the locations set forth in Sections 1(c) and 1(d) of the Perfection Certificate, and will execute and deliver all financing statements, landlord waivers, collateral access agreements, mortgages, and all other agreements, instruments and documents which Lender shall require in connection therewith prior to making such change, all in form and substance satisfactory to Lender. Without the prior written consent of Lender, no Loan Party Obligor will at any time change its jurisdiction of organization.

7.9. Financial Statements and Reports; Solvency.

(a) All financial statements delivered to Lender by or on behalf of any Loan Party have been, and at all times will be, prepared in conformity with GAAP and completely and fairly reflect the financial condition of each Loan Party covered thereby, at the times and for the periods therein stated.

(b) As of the date hereof (after giving effect to the Loans to be made on the date hereof, and the consummation of the transactions contemplated hereby), and as of each other day that any Loan is made (after giving effect thereto), (i) the fair saleable value of all of the assets and properties of the Loan Parties, taken as a whole, exceeds the aggregate liabilities and Indebtedness of the Loan Parties, taken as a whole, including contingent liabilities, (ii) the Loan Parties, taken as a whole, are solvent and able to pay their debts as they come due, (iii) the Loan Parties, take as a whole, have sufficient capital to carry on their business as now conducted and as proposed to be conducted, (iv) no Loan Party is contemplating either the liquidation of all or any substantial portion of its assets or property, or the filing of any petition under any state, federal, or other bankruptcy or insolvency law and (v) no Loan Party has knowledge of any Person contemplating the filing of any such petition against any Loan Party.

7.10. Tax Returns and Payments; Pension Contributions. Each Loan Party has timely filed all tax returns and reports required by applicable law, has timely paid all applicable Taxes, assessments, deposits and contributions owing by such Loan Party and will timely pay all such items in the future as they became due and payable. Each Loan Party may, however, defer payment of any contested taxes; provided, that such Loan Party (a) in good faith contests its obligation to pay such Taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral and (d) maintains adequate reserves therefor in conformity with GAAP. No Loan Party is aware of any claims or adjustments proposed for any prior tax years that could result in additional taxes becoming due and payable by any Loan Party. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $100,000 of any Loan Party. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in liabilities individually or in the aggregate of any Loan Party in excess of $100,000. No ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, in each case that could reasonably be expected to result in liabilities individually or in the aggregate in excess of $100,000. Each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, in each case except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $100,000. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date. No Loan Party or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $100,000. No Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $100,000. No Pension Plan has been terminated by the plan administrator thereof or by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except as could not reasonably be expected to result in liabilities individually or in the aggregate to the Loan Parties in excess of $100,000.

7.11. Compliance with Laws; Intellectual Property; Licenses.

(a) Each Loan Party has complied, and will continue at all times to comply, in all material respects with all provisions of all applicable laws and regulations, including those relating to the ownership of real or personal property, the conduct and licensing of each Loan Party’s business, the payment and withholding of Taxes, ERISA and other employee matters, safety and environmental matters, and laws relating to child pornography, including, without limitation, 18 U.S.C. §§ 2251 through 2260.

(b) No Loan Party has received written notice of default or violation, or is in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other Governmental Authority relating to any aspect of any Loan Party’s business, affairs, properties or assets. No Loan Party has received written notice of or been charged with, or is, to the knowledge of any Loan Party, under investigation with respect to, any violation in any material respect of any provision of any applicable law.

(c) No Loan Party Obligor owns any registered Intellectual Property, except as set forth in Section 4 of the Perfection Certificate. Each Loan Party Obligor shall promptly (but in any event within thirty days thereafter) notify Lender in writing of any additional Intellectual Property rights acquired or arising after the Closing Date and shall submit to Lender a supplement to Section 4 of the Perfection Certificate to reflect such additional rights; provided, that such Loan Party Obligor’s failure to do so shall not impair Lender’s security interest therein. Each Loan Party Obligor shall execute a separate security agreement granting Lender a security interest in such Intellectual Property (whether owned on the Closing Date or thereafter), in form and substance acceptable to Lender and suitable for recording such security interest in such Intellectual Property with the United States Patent and Trademark Office, United States Copyright Office, or any Intellectual Property registrar in any other jurisdiction as applicable; provided, that such Loan Party Obligor’s failure to do so shall not impair Lender’s security interest therein. Each Loan Party owns or has, and will at all times continue to own or have, the valid right to use all material patents, trademarks, copyrights, software, computer programs, equipment designs, network designs, equipment configurations, technology and other Intellectual Property used, marketed and sold in such Loan Party’s business, and each Loan Party is in compliance, and will continue at all times to comply, in all material respects with all licenses, user agreements and other such agreements regarding the use of Intellectual Property. No Loan Party has any knowledge that, or has received any notice claiming that, any of such Intellectual Property infringes upon or violates the rights of any other Person.

(d) Each Loan Party has and will continue at all times to have, all federal, state, local and other licenses and permits required to be maintained in connection with such Loan Party’s business operations, and all such licenses and permits are valid and in full force and effect. Each Loan Party has, and will continue at all times to have, complied with the requirements of such licenses and permits in all material respects, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. No Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn.

7.12. Litigation. Section 1(e) of the Perfection Certificate discloses all claims, proceedings, litigation or investigations pending or (to the best of each Loan Party Obligor’s knowledge) threatened against any Loan Party as of the Closing Date. There is no claim, suit, litigation, proceeding or investigation pending or (to the best of each Loan Party Obligor’s knowledge) threatened by or against or affecting any Loan Party in any court or before any Governmental Authority (or any basis therefor known to any Loan Party Obligor) which may result, either separately or in the aggregate, in liability in excess of $100,000 for the Loan Parties, in any Material Adverse Effect, or in any material impairment in the ability of any Loan Party to carry on its business in substantially the same manner as it is now being conducted.

7.13. Use of Proceeds. All proceeds of all Loans shall be used solely (a) to pay the purchase price required to consummate the Closing Date Debt Purchase pursuant to the Closing Date Assignment Agreement on the Closing Date, and (b) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, the Closing Date Debt Purchase and the transactions contemplated hereby and thereby. All proceeds of all Loans will be used solely for lawful business purposes.

7.14. Insurance.

(a) Each Loan Party will at all times carry property, liability and other insurance, with insurers reasonably acceptable to Lender, in such form and amounts, and with such deductibles and other provisions, as Lender shall require, and Borrower will provide Lender with evidence satisfactory to Lender that such insurance is, at all times, in full force and effect. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth in Section 5 of the Perfection Certificate. Each property insurance policy shall name Lender as lender loss payee and shall contain a lender’s loss payable endorsement in form acceptable to Lender, each liability insurance policy shall name Lender as an additional insured, and each business interruption insurance policy shall be collaterally assigned to Lender, all in form and substance satisfactory to Lender. All policies of insurance shall provide that they may not be cancelled or changed without at least thirty days’ prior written notice to Lender, and shall otherwise be in form and substance satisfactory to Lender. Borrower shall advise Lender promptly of any policy cancellation, non-renewal, reduction, or material amendment with respect to any insurance policies maintained by any Loan Party or any receipt by any Loan Party of any notice from any insurance carrier regarding any intended or threatened cancellation, non-renewal, reduction or material amendment of any of such policies, and Borrower shall promptly deliver to Lender copies of all notices and related documentation received by any Loan Party in connection with the same.

(b) Borrower shall deliver to Lender no later than fifteen days prior to the expiration of any then current insurance policies, insurance certificates evidencing renewal of all such insurance policies required by this Section 7.14. Borrower shall deliver to Lender, upon Lender’s request, certificates evidencing such insurance coverage in such form as Lender shall specify.

(c) IF ANY LOAN PARTY AT ANY TIME OR TIMES HEREAFTER SHALL FAIL TO OBTAIN OR MAINTAIN ANY OF THE POLICIES OF INSURANCE REQUIRED ABOVE (AND PROVIDE EVIDENCE THEREOF TO LENDER) OR TO PAY ANY PREMIUM RELATING THERETO, THEN LENDER, WITHOUT WAIVING OR RELEASING ANY OBLIGATION OR DEFAULT BY BORROWER HEREUNDER, MAY (BUT SHALL BE UNDER NO OBLIGATION TO) OBTAIN AND MAINTAIN SUCH POLICIES OF INSURANCE AND PAY SUCH PREMIUMS AND TAKE SUCH OTHER ACTIONS WITH RESPECT THERETO AS LENDER DEEMS ADVISABLE UPON NOTICE TO BORROWER. SUCH INSURANCE, IF OBTAINED BY LENDER, MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS OR PAY ANY CLAIM MADE BY OR AGAINST ANY LOAN PARTY WITH RESPECT TO THE COLLATERAL. SUCH INSURANCE MAY BE MORE EXPENSIVE THAN THE COST OF INSURANCE ANY LOAN PARTY MAY BE ABLE TO OBTAIN ON ITS OWN AND MAY BE CANCELLED ONLY UPON THE APPLICABLE LOAN PARTY PROVIDING EVIDENCE THAT IT HAS OBTAINED THE INSURANCE AS REQUIRED ABOVE. ALL SUMS DISBURSED BY LENDER IN CONNECTION WITH ANY SUCH ACTIONS, INCLUDING COURT COSTS, EXPENSES, OTHER CHARGES RELATING THERETO AND REASONABLE ATTORNEY COSTS, SHALL CONSTITUTE LOANS HEREUNDER, SHALL BE PAYABLE ON DEMAND BY BORROWER TO LENDER AND, UNTIL PAID, SHALL BEAR INTEREST AT THE HIGHEST RATE THEN APPLICABLE TO LOANS HEREUNDER. THIS PROVISION SHALL CONSTITUTE THE NOTICE TO THE APPLICABLE LOAN PARTY REQUIRED PURSUANT TO PARAGRAPH (3) OF SECTION 180/10 OF CHAPTER 815 OF THE ILLINOIS COMPILED STATUTES (2004).

(d) Within 15 days following the Closing Date, Borrower shall deliver evidence to Lender that Borrower has obtained a policy of general liability insurance in an amount reasonably satisfactory to Lender and which shall otherwise be in compliance with this Section 7.14.

7.15. Financial, Collateral and Other Reporting / Notices. Each Loan Party has kept, and will at all times keep, adequate records and books of account with respect to its business activities and the Collateral in which proper entries are made in accordance with GAAP reflecting all its financial transactions. Each Loan Party Obligor will cause to be prepared and furnished to Lender, in each case in a form and in such detail as is reasonably acceptable to Lender the following items (the items to be provided under this Section 7.15 shall be delivered to Lender in writing):

(a) Annual Financial Statements. Not later than ninety days after the close of each Fiscal Year, unqualified, audited financial statements of each Loan Party as of the end of such Fiscal Year, including balance sheet, income statement, and statement of cash flow for such Fiscal Year, in each case on a consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but reasonably acceptable to Lender, together with a copy of any management letter issued in connection therewith. Concurrently with the delivery of such financial statements, Borrower shall deliver to Lender a Compliance Certificate, indicating whether (i) Borrower is in compliance with each of the covenants specified in Section 9, and setting forth a detailed calculation of such covenants and (ii) any Default or Event of Default is then in existence;

(b) Interim Financial Statements. Not later than thirty days after the end of each month hereafter, including the last month of each Fiscal Year, unaudited interim financial statements of each Loan Party as of the end of such month and of the portion of such Fiscal Year then elapsed, including balance sheet, income statement, statement of cash flow, and results of their respective operations during such month and the then-elapsed portion of the Fiscal Year, together with comparative figures for the same periods in the immediately preceding Fiscal Year and the corresponding figures from the budget for the Fiscal Year covered by such financial statements, in each case on a consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations (including management discussion and analysis of such results) of each Loan Party for such month and period subject only to changes from ordinary course year-end audit adjustments and except that such statements need not contain footnotes. Concurrently with the delivery of such financial statements, Borrower shall deliver to Lender a Compliance Certificate, indicating whether (i) Borrower is in compliance with each of the covenants specified in Section 9, and setting forth a detailed calculation of such covenants, and (ii) any Default or Event of Default is then in existence;

(c) Perfection Certificates. Promptly following the occurrence of any Penthouse Transaction and thereafter annually, no later than January 31 of each year, an updated Perfection Certificate, true and correct in all material respects as of the date of delivery, accompanied by a certificate executed by an officer of Borrower and substantially in the form of the Perfection Certificate attached to the Credit Agreement (it being understood and agreed that no such update shall serve to cure any existing Event of Default, including any Event of Default resulting from any failure to provide any such disclosure to Lender on an earlier date or any breach of any earlier made representation and/or warranty).

(d) Projections, Etc. Not later than thirty days prior to the end of each Fiscal Year, monthly business projections for the following Fiscal Year for the Loan Parties on a consolidated and consolidating basis, which projections shall include for each such period, profit and loss projections, balance sheet projections, income statement projections and cash flow projections;

(e) Shareholder Reports, Etc. Promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which each Loan Party has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Loan Party files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or any national securities exchange;

(f) ERISA Reports. Copies of any annual report to be filed pursuant to the requirements of ERISA in connection with each plan subject thereto promptly upon request by Lender and in addition, each Loan Party shall promptly notify Lender upon having knowledge of any ERISA Event; and

(g) Tax Returns. Each federal and state income tax return filed by any Loan Party or Other Obligor promptly (but in no event later than ten days following the filing of such return), together with such supporting documentation as is supplied to the applicable tax authority with such return and proof of payment of any amounts owing with respect to such return.

(h) Notification of Certain Changes. Promptly (and in no case later than the earlier of (i) three Business Days after such Loan Party Obligor obtaining actual knowledge of the occurrence of any of the following and (ii) such other date that such information is required to be delivered pursuant to this Agreement or any other Loan Document) notification to Lender in writing of (A) the occurrence of any Default or Event of Default, (B) the occurrence of any event that has had, or may have, a Material Adverse Effect, (C) any change in any Loan Party’s officers or directors (except those nominated by Lender), (D) any investigation, action, suit, proceeding or claim (or any material development with respect to any existing investigation, action, suit, proceeding or claim) relating to any Loan Party, any officer or director of a Loan Party, the Collateral or which may result in an adverse impact upon any Loan Party’s business, assets or financial condition, (E) any material loss or damage to the Collateral, (F) any event or the existence of any circumstance that has resulted in, or could reasonably be expected to result in, any material adverse change in the business or financial affairs of any Loan Party, any Default, or any Event of Default, or which would make any representation or warranty previously made by any Loan Party to Lender untrue in any material respect or constitute a material breach if such representation or warranty was then being made, (G) any actual or alleged breaches of any Material Contract or termination or threat to terminate any Material Contract or any material amendment to or modification of a Material Contract, or the execution of any new Material Contract by any Loan Party and (H) any change in any Loan Party’s certified accountant. In the event of each such notice under this Section 7.15(h), Borrower shall give notice to Lender of the action or actions that each Loan Party has taken, is taking, or proposes to take with respect to the event or events giving rise to such notice obligation.

(i) Penthouse Debt Reports. Promptly upon receipt thereof, all reports, notices and other communications received by Borrower under or in connection with the Penthouse Loan Agreement or the Penthouse Debt.

(j) Other Information. Promptly upon request, such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or each Loan Party’s and each Other Obligor’s business or financial condition or results of operations.

7.16. Litigation Cooperation. Should any third-party suit, regulatory action, or any other judicial, administrative, or similar proceeding be instituted by or against Lender with respect to any Collateral or in any manner relating to any Loan Party, this Agreement, any other Loan Document or the transactions contemplated hereby, each Loan Party Obligor shall, without expense to Lender, make available each Loan Party, such Loan Party’s officers, employees and agents, and any Loan Party’s books and records, without charge, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

7.17. Maintenance of Collateral, Etc. Each Loan Party Obligor will maintain all of the Collateral in good working condition, ordinary wear and tear excepted, and no Loan Party Obligor will use the Collateral for any unlawful purpose.

7.18. Material Contracts. Except as expressly disclosed in Section 1(h) of the Perfection Certificate, no Loan Party is (a) a party to any contract which has had or could reasonably be expected to have a Material Adverse Effect or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (x) any contract to which it is a party or by which any of its assets or properties is bound, which default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in liabilities in excess of $50,000 or (y) any Material Contract. Except for the contracts and other agreements listed in Section 1(h) of the Perfection Certificate, no Loan Party is party, as of the Closing Date, to any (i) employment agreements covering the management of any Loan Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Loan Party, (iii) agreements for managerial, consulting or similar services to which any Loan Party is a party or by which it is bound, (iv) agreements regarding any Loan Party, its assets or operations or any investment therein to which any of its equity holders is a party, (v) patent licenses, trademark licenses, copyright licenses or other lease or license agreements to which any Loan Party is a party, either as lessor or lessee, or as licensor or licensee, (vi) distribution, marketing or supply agreements to which any Loan Party is a party, (vii) customer agreements to which any Loan Party is a party (in each case with respect to any contract of the type described in the preceding clauses (i), (iii), (iv), (v), (vi) and (vii) requiring payments of more than $50,000 in the aggregate in any Fiscal Year), (viii) partnership agreements to which any Loan Party is a partner, limited liability company agreements to which any Loan Party is a member or manager, or joint venture agreements to which any Loan Party is a party, (ix) real estate leases, or (x) any other contract to which any Loan Party is a party, in each case with respect to this clause (x) the breach, nonperformance or cancellation of which, could reasonably be expected to have a Material Adverse Effect; (each such contract and agreement, described in the preceding clauses (i) to (x), a “Material Contract”).

7.19. No Default. No Default or Event of Default has occurred and is continuing.

7.20. No Material Adverse Change. Since the Closing Date, there has been no material adverse change in the financial condition, business, operations, or properties of any Loan Party or any Other Obligor.

7.21. Full Disclosure. No report, notice, certificate, information or other statement delivered or made (including, in electronic form) by or on behalf of any Loan Party, any Other Obligor or any of their respective Affiliates to Lender in connection with this Agreement or any other Loan Document contains or will at any time contain any untrue statement of a material fact, or omits or will at any time omit to state any material fact necessary to make any statements contained herein or therein not misleading. Except for matters of a general economic or political nature which do not affect any Loan Party or any Other Obligor uniquely, there is no fact presently known to any Loan Party Obligor which has not been disclosed to Lender, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.22. Sensitive Payments. No Loan Party (a) has made or will at any time make any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the applicable laws of the United States or the jurisdiction in which made or any other applicable jurisdiction, (b) has established or maintained or will at any time establish or maintain any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) has made or will at any time make any payments to any Person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment or (d) has engaged in or will at any time engage in any “trading with the enemy” or other transactions violating any rules or regulations of the Office of Foreign Assets Control or any similar applicable laws, rules or regulations.

7.23. Borrower as Holding Company. Borrower does not and shall not at any time (a) engage in any business activities other than (i) serving as a passive holding company for its Subsidiaries and (ii) holding the Penthouse Debt (and to the extent of any interest therein, the Penthouse Warrant) and engaging in activities related thereto, including, without limitation, exercising its rights and remedies (x) as “Lender” under the Penthouse Loan Agreement and the other Loan Documents (as that term is defined in the Penthouse Loan Agreement), (y) to the extent of any interest therein, as “Holder” under the Penthouse Warrant, and (z) under the Closing Date Assignment Agreement and IP Collateral Assignments, (b) have any material assets other than (i) cash and cash equivalents, (ii) the outstanding shares of equity interests issued by its direct Subsidiaries, and (iii) the Penthouse Debt and any proceeds of collateral securing the Penthouse Debt, or (c) have any material liabilities other than the Obligations.

7.24. Access to Collateral, Books and Records. At reasonable times, Lender and its representatives or agents shall have the right to inspect the Collateral and to examine and copy each Loan Party’s books and records. Each Loan Party Obligor agrees to give Lender access to any or all of such Loan Party Obligor’s, and each of its Subsidiaries’, premises to enable Lender to conduct such inspections and examinations. Such inspections and examinations shall be at Borrower’s expense and the charge therefor shall be $1,250 per person per day (or such higher amount as shall represent Lender’s then current standard charge), plus out-of-pocket expenses ; provided that Borrower shall only be required to reimburse Lender for up to two such inspections and examinations in any Fiscal Year plus any additional inspections and examinations that are conducted during the existence of an Event of Default. Lender may, at Borrower’s expense, use each Loan Party’s personnel, computer and other equipment, programs, printed output and computer readable media, supplies and premises for the collection, sale or other disposition of Collateral to the extent Lender, in its Permitted Discretion, deems appropriate. Each Loan Party Obligor hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Loan Parties.

7.25. Appraisals. Each Loan Party Obligor will permit Lender and each of its representatives or agents to conduct appraisals and valuations of the Collateral at such times and intervals as Lender may designate in its Permitted Discretion (including any appraisals that may be required to comply with FIRREA). Such appraisals and valuations shall be at Borrower’s expense; provided, that Borrower shall only be required to reimburse Lender for up to one appraisal and valuation in any Fiscal Year plus any additional appraisals and valuations that are conducted during the existence of an Event of Default.

7.26. Required Offering. On or prior to May 31, 2018, Borrower shall consummate a Required Offering.

7.27. Additional Collateral. On or prior to November 30, 2017, Borrower shall cause one or more of its Affiliates (other than any Loan Party) to pledge to Lender, as additional collateral security for the Obligations, property consisting of cash, cash equivalents or other publicly traded, liquid securities acceptable to Lender in its sole discretion, with an aggregate fair market value of no less than $1,000,000, all pursuant to documentation in form and substance reasonably satisfactory to Lender.

8. NEGATIVE COVENANTS. No Loan Party Obligor shall, and no Loan Party Obligor shall permit any other Loan Party to, without Lender’s prior written consent (it being understood that, on the Closing Date, Borrower is the only Loan Party and Loan Party Obligor and therefore the covenants set forth in this Section 8 apply only to Borrower and shall continue to apply only to the Borrower until such time as any other Loan Party Obligor shall become party hereto, whether pursuant to the consummation of a Penthouse Transaction or otherwise, in which event the covenants set forth in this Section 8 shall automatically apply to Borrower and each other Loan Party Obligor which is then or later becomes party hereto):

(a) (i) merge or consolidate with another Person, form any new Subsidiary or acquire any interest in any Person; provided that (x) any Subsidiary of Borrower that is a Loan Party Obligor may merge with another Loan Party Obligor so long as Borrower is the survivor of any merger involving Borrower and (y) Borrower may consummate or form one or more a wholly-owned domestic Subsidiaries of Borrower for the purpose of consummating a Penthouse Transaction; or (ii) form or acquire any interest in any new Subsidiary unless such Subsidiary becomes a party hereto as a Loan Party Obligor;

(b) acquire any assets with a value in excess of $50,000 in any single transaction or series of related transactions, except (x) the Closing Date Debt Purchase and (y) in the ordinary course of business and as otherwise expressly permitted by this Agreement;

(c) enter into any material transaction outside the ordinary course of business that is not expressly permitted by this Agreement, other than a Penthouse Transaction;

(d) sell, transfer, return, or dispose of (i) the Penthouse Debt or (ii) any Collateral or other assets with an aggregate value in excess of $100,000 in any fiscal year, except that each Loan Party may sell Inventory and may enter into non-exclusive licenses of intellectual property, in each case, in the ordinary course of its business;

(e) make any loans to, or investments in, any other Person in the form of money or other assets other than (i) the Penthouse Debt and any proceeds thereof and (ii) Borrower and each other Loan Party Obligor may make loans and investments in its wholly-owned domestic Subsidiaries that are Loan Party Obligors;

(f) incur any Indebtedness other than Permitted Indebtedness;

(g) create, incur, assume or suffer to exist any Lien or other encumbrance of any nature whatsoever on any of its assets whether now or hereafter owned, other than Liens in favor of Lender to secure the Obligations and Permitted Liens;

(h) guaranty or otherwise become liable with respect to the obligations of another party or entity (other than (i) the Obligations and (ii) any other obligations that such Loan Party Obligor would be permitted under this Agreement to incur as the primary obligor with respect thereto);

(i) pay or declare any dividends or other distributions on any Loan Party’s stock or other equity interest (except for dividends payable solely in capital stock or other equity interests of such Loan Party and dividends and distributions (i) by a Loan Party that is not a Loan Party Obligor to any other Loan Party and (ii) by a Loan Party Obligor to another Loan Party Obligor);

(j) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s capital stock or other equity interests other than pursuant to the Warrant;

(k) make any change in any Loan Party’s capital structure, except (i) to the extent expressly permitted pursuant to another clause of this Section 8 and (ii) the Borrower may issue equity interests (including pursuant to a Required Offering), and securities convertible into equity interests, in each case other than Disqualified Equity Interests (unless otherwise approved in advance in writing by Lender) and to the extent not otherwise prohibited hereunder, so long as such issuance does not result in an Event of Default under Section 11.1(l);

(l) dissolve or elect to dissolve;

(m) engage, directly or indirectly, in a business other than the business which is being conducted on the date hereof or the management and operation of business assets or equity interest of PGMI or any of its Subsidiaries acquired pursuant to a Penthouse Transaction, wind up its business operations or cease substantially all, or any material portion, of its normal business operations, or suffer any material disruption, interruption or discontinuance of a material portion of its normal business operations;

(n) pay any principal or other amount on any Indebtedness that is contractually subordinated to Lender in violation of the applicable subordination or intercreditor agreement;

(o) enter into any transaction with an Affiliate (other than another Loan Party Obligor), including, without limitation, the payment of management fees or other compensation, issuance of equity interests, or transfer of assets to any Affiliate, other than on arms-length terms disclosed to Lender in writing;

(p) change its jurisdiction of organization or enter into any transaction which has the effect of changing its jurisdiction of organization except as provided for in Section 7.8;

(q) agree, consent, permit or otherwise undertake to amend or otherwise modify any of the terms or provisions of any Loan Party’s Governing Documents, except for such amendments or other modifications required by applicable law or that are not adverse to Lender, and then, only to the extent such amendments or other modifications are fully disclosed in writing to Lender no less than five Business Days prior to being effectuated;

(r) enter into or assume any agreement prohibiting the creation or assumption of any Lien to secure the Obligations upon its properties or assets, whether now owned or hereafter acquired; or

(s) create or otherwise cause or suffer to exist or become effective any encumbrance or restriction (other than any Loan Documents) of any kind on the ability of any such Person to pay or make any dividends or distributions to Borrower, to pay any of the Obligations, to make loans or advances or to transfer any of its property or assets to Borrower.

9. FINANCIAL COVENANTS. Following the consummation of a Penthouse Transaction, Borrower and Lender shall mutually agree to certain financial maintenance covenants which shall be set forth in an amendment to this Agreement at such time.

10. RELEASE, LIMITATION OF LIABILITY AND INDEMNITY.

10.1. Release. Borrower and each other Loan Party Obligor on behalf of itself and its successors, assigns, heirs and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender and any and all Participants and Affiliates, and their respective successors and assigns, and their respective directors, officers, employees, attorneys and agents and any other Person affiliated with or representing Lender (collectively, the “Released Parties”) of and from any and all liability, including all actual or potential claims, demands or causes of action of any kind, nature or description whatsoever, whether arising in law or equity or under contract or tort or under any state or federal law or otherwise, which Borrower or any Loan Party or any of their successors, assigns or other legal representatives has had, now has or has made claim to have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever, including any liability arising from acts or omissions pertaining to the transactions contemplated by this Agreement and the other Loan Documents, whether based on errors of judgment or mistake of law or fact, from the beginning of time to and including the Closing Date, whether such claims, demands and causes of action are matured or known or unknown. Notwithstanding any provision in this Agreement to the contrary, this Section 10.1 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations. Such release is made on the date hereof and remade upon each request for a Loan by Borrower.

10.2. Limitation of Liability. In no circumstance will any of the Released Parties be liable for lost profits or other special, punitive, or consequential damages. Notwithstanding any provision in this Agreement to the contrary, this Section 10.2 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

10.3 Indemnity. Each Loan Party Obligor hereby agrees to indemnify the Released Parties and hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including attorneys’ fees), of every nature, character and description, which the Released Parties may sustain or incur based upon or arising out of any of the transactions contemplated by this Agreement, any other Loan Documents, any of the Obligations, the Penthouse Loan Agreement, the Penthouse Debt, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender relating to any Loan Party, the Obligations or the Penthouse Debt (except any such amounts sustained or incurred solely as the result of the gross negligence or willful misconduct of such Released Parties, as finally determined by a court of competent jurisdiction). Notwithstanding any provision in this Agreement to the contrary, this Section 10.3 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

11. EVENTS OF DEFAULT AND REMEDIES.

11.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) Payment. If any Loan Party Obligor or any Other Obligor fails to pay to Lender, when due, (i) any payment of principal or interest or fees (including fees set forth in the Fee Letter) or (ii) any other monetary Obligation required under this Agreement or any other Loan Document, and, solely with respect to this clause (ii), such failure continues for a period of 5 Business Days;

(b) Breaches of Representations and Warranties. If any warranty, representation, statement, report or certificate made or delivered to Lender by or on behalf of any Loan Party or any Other Obligor is untrue or misleading in any material respect;

(c) Breaches of Covenants. If any Loan Party or any Other Obligor breaches any covenant or obligation contained in this Agreement or any other Loan Document;

(d) Judgment. If one or more judgments aggregating in excess of $100,000 is obtained against any Loan Party or any Other Obligor which remains unstayed for more than thirty days or is enforced;

(e) Cross-Default. If any default occurs and is continuing with respect to any Indebtedness (other than the Obligations) of any Loan Party or any Other Obligor if (i) such default shall consist of the failure to pay such Indebtedness when due, whether by acceleration or otherwise or (ii) the effect of such default is to permit the holder, with or without notice or lapse of time or both, to accelerate the maturity of any such Indebtedness or to cause such Indebtedness to become due prior to the stated maturity thereof (without regard to the existence of any subordination or intercreditor agreements);

(f) Death or Dissolution. The dissolution, death, termination of existence, insolvency or business failure or suspension or cessation of business as usual of any Loan Party or any Other Obligor (or of any general partner of any Loan Party or any Other Obligor if it is a partnership);

(g) Voluntary Bankruptcy or Similar Proceedings. If any Loan Party or any Other Obligor shall apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated a bankrupt or insolvent or be the subject of an order for relief under the Bankruptcy Code or under any bankruptcy or insolvency law of a foreign jurisdiction, or file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

(h) Involuntary Bankruptcy or Similar Proceedings. The commencement of an involuntary case or other proceeding against any Loan Party or any Other Obligor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or if an order for relief is entered against any Loan Party or any Other Obligor under any bankruptcy, insolvency or other similar applicable law as now or hereafter in effect; provided, that if such commencement of proceedings is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty days after the commencement of such proceedings, though Lender shall have no obligation to make any extensions of credit to Borrower during such sixty day period or, if earlier, until such proceedings are dismissed;

(i) Revocation or Termination of Guaranty or Security Documents. The actual or attempted revocation or termination of, or limitation or denial of liability under, any guaranty of any of the Obligations, or any security document securing any of the Obligations, by any Loan Party or Other Obligor;

(j) Subordinated Indebtedness. If any Loan Party or Other Obligor makes any payment on account of any Indebtedness or obligation which has been contractually subordinated to the Obligations other than payments which are not prohibited by the applicable subordination provisions pertaining thereto, or if any Person who has subordinated such Indebtedness or obligations attempts to limit or terminate any applicable subordination provisions pertaining thereto;

(k) Criminal Indictment or Proceedings. If there is any actual or threatened indictment of any Loan Party, any Loan Party’s officers, any Other Obligor or any Other Obligor’s officers under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against any such Person;

(l) Change of Control. If (i) Sponsor and its Investment Affiliates cease to, directly or indirectly, own and control at least 51% of the outstanding equity interests of Borrower on a fully diluted basis, (ii) Sponsor and its Investment Affiliates cease, collectively, to possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Borrower and to direct the management policies and decisions of Borrower, or (iii) Borrower ceases to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of each other Loan Party;

(m) Change of Management. If Adam Levin ceases to be employed as, and actively perform the duties of, the chief executive officer of Borrower, unless a successor is appointed within sixty days after the termination of such individual’s employment and such successor is reasonably satisfactory to Lender;

(n) Material Adverse Effect. The occurrence of a Material Adverse Effect;

(o) Invalid Liens. If any Lien purported to be created by any Loan Document shall cease to be a valid perfected first priority Lien (subject only to any priority accorded by law to Permitted Liens) on any material portion of the Collateral, or any Loan Party or any Other Obligor shall assert in writing that any Lien purported to be created by any Loan Document is not a valid perfected first-priority lien (subject only to any priority accorded by law to Permitted Liens) on the assets or properties purported to be covered thereby;

(p) Termination of Loan Documents. If any of the Loan Documents shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof or by written agreement of all parties thereto);

(q) Loss of Collateral. The loss, theft, damage or destruction of any of the Collateral in an amount in excess of $100,000 in the aggregate (except to the extent covered by insurance pursuant to which the insurer has not denied coverage) for all such events during any Fiscal Year as determined by Lender in its sole discretion determined in good faith, or (except as permitted hereby) the sale, lease or furnishing under a contract of service of, any of the Collateral;

(r) Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000, (ii) the existence of any Lien under Section 430(k) or Section 6321 of the Code or Section 303(k) or Section 4068 of ERISA on any assets of a Loan Party, or (iii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000; or

(s) Penthouse Debt. The Penthouse Debt or any guaranty thereof or collateral security therefore shall be or become unenforceable or any material portion thereof shall be forgiven, released, or terminated, whether pursuant to any bankruptcy or other insolvency proceeding, any other judicial proceeding or otherwise.

11.2. Remedies with Respect to Lending Commitments/Acceleration, Etc. Upon the occurrence and during the continuance of an Event of Default, Lender may, in Lender’s sole discretion (a) terminate all or any portion of its commitment to lend to or extend credit to Borrower under this Agreement and/or any other Loan Document, without prior notice to any Loan Party and/or (b) demand payment in full of all or any portion of the Obligations (whether or not payable on demand prior to such Event of Default), and/or (c) take any and all other and further actions and avail itself of any and all rights and remedies available to Lender under this Agreement, any other Loan Document, under law or in equity. Notwithstanding the foregoing sentence, upon the occurrence of any Event of Default described in Section 11.1(g) or Section 11.1(h), without notice, demand or other action by Lender all of the Obligations shall immediately become due and payable whether or not payable on demand prior to such Event of Default.

11.3. Remedies with Respect to Collateral. Without limiting any rights or remedies Lender may have pursuant to this Agreement, the other Loan Documents, under applicable law or otherwise, upon the occurrence and during the continuation of an Event of Default:

(a) Any and All Remedies. Lender may take any and all actions and avail itself of any and all rights and remedies available to Lender under this Agreement, any other Loan Document, under law or in equity, and the rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or otherwise.

(b) Collections; Modifications of Terms. Lender may, but shall be under no obligation to: (i) notify all appropriate parties that the Collateral, or any part thereof, has been assigned to, or is subject to a security interest in favor of, Lender; (ii) demand, sue for, collect and give receipts for and take all necessary or desirable steps to collect any Collateral or Proceeds in its or any Loan Party Obligor’s name, and apply any such collections against the Obligations as Lender may elect; (iii) take control of any Collateral and any cash and non-cash Proceeds of any Collateral; (iv) enforce, compromise, extend, renew settle or discharge any rights or benefits of each Loan Party Obligor with respect to or in and to any Collateral, or deal with the Collateral as Lender may deem advisable; and (v) make any compromises, exchanges, substitutions or surrenders of Collateral Lender deems necessary or proper in its reasonable discretion, including extending the time of payment, permitting payment in installments, or otherwise modifying the terms or rights relating to any of the Collateral, all of which may be effected without notice to, consent of, or any other action of any Loan Party and without otherwise discharging or affecting the Obligations, the Collateral or the security interests granted to Lender under this Agreement or any other Loan Document.

(c) Insurance. Lender may file proofs of loss and claim with respect to any of the Collateral with the appropriate insurer, and may endorse in its own and each Loan Party Obligor’s name any checks or drafts constituting Proceeds of insurance. Any Proceeds of insurance received by Lender may be applied by Lender against payment of all or any portion of the Obligations as Lender may elect in its reasonable discretion.

(d) Possession and Assembly of Collateral. Lender may take possession of the Collateral and/or, without removal, render each Loan Party Obligor’s Equipment unusable. Upon Lender’s request, each Loan Party Obligor shall assemble the Collateral and make it available to Lender at one or more places designated by Lender.

(e) Set-off. Lender may and, without any notice to, consent of or any other action by any Loan Party (such notice, consent or other action being expressly waived), set-off or apply (i) any and all deposits (general or special, time or demand, provisional or final) at any time held by or for the account of Lender or any Affiliate of Lender and (ii) any Indebtedness at any time owing by Lender or any Affiliate of Lender or any Participant in the Loans to or for the credit or the account of any Loan Party Obligor to the repayment of the Obligations, irrespective of whether any demand for payment of the Obligations has been made.

(f) Disposition of Collateral.

(i) Sale, Lease, etc. of Collateral. Lender may, without demand, advertising or notice, all of which each Loan Party Obligor hereby waives (except as the same may be required by the UCC or other applicable law and is not waivable under the UCC or such other applicable law), at any time or times in one or more public or private sales or other dispositions, for cash, on credit or otherwise, at such prices and upon such terms as determined by Lender (provided such price and terms are commercially reasonable within the meaning of the UCC to the extent such sale or other disposition is subject to the UCC requirements that such sale or other disposition must be commercially reasonable), (A) sell, lease, license or otherwise dispose of any and all Collateral and/or (B) deliver and grant options to a third party to purchase, lease, license or otherwise dispose of any and all Collateral. Lender may sell, lease, license or otherwise dispose of any Collateral in its then-present condition or following any preparation or processing deemed necessary by Lender in its reasonable discretion. Lender may be the purchaser at any such public or private sale or other disposition of Collateral, and in such case Lender may make payment of all or any portion of the purchase price therefor by the application of all or any portion of the Obligations due to Lender to the purchase price payable in connection with such sale or disposition. Lender may, if it deems it reasonable, postpone or adjourn any sale or other disposition of any Collateral from time to time by an announcement at the time and place of the sale or disposition to be so postponed or adjourned without being required to give a new notice of sale or disposition; provided, that Lender shall provide the applicable Loan Party Obligor with written notice of the time and place of such postponed or adjourned sale or disposition. Each Loan Party Obligor hereby acknowledges and agrees that Lender’s compliance with any requirements of applicable law in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any sale, lease, license or other disposition of such Collateral.

(ii) Deficiency. Each Loan Party Obligor shall remain liable for all amounts of the Obligations remaining unpaid as a result of any deficiency of the Proceeds of the sale, lease, license or other disposition of Collateral after such Proceeds are applied to the Obligations as provided in this Agreement.

(iii) Warranties; Sales on Credit. Lender may sell, lease, license or otherwise dispose of the Collateral without giving any warranties and may specifically disclaim any and all warranties, including but not limited to warranties of title, possession, merchantability and fitness. Each Loan Party Obligor hereby acknowledges and agrees that Lender’s disclaimer of any and all warranties in connection with a sale, lease, license or other disposition of Collateral will not be considered to adversely affect the commercial reasonableness of any such disposition of the Collateral. If Lender sells, leases, licenses or otherwise disposes of any of the Collateral on credit, Borrower will be credited only with payments actually made in cash by the recipient of such Collateral and received by Lender and applied to the Obligations. If any Person fails to pay for Collateral acquired pursuant this Section 11.3(f) on credit, Lender may re-offer the Collateral for sale, lease, license or other disposition.

(iv) License. Lender is hereby granted a license or other right to use, without liability for royalties or any other charge, each Loan Party Obligor’s Intellectual Property, including but not limited to, any labels, patents, trademarks, trade names, URLs, domain names, industrial designs, copyrights, and advertising matter, whether owned by any Loan Party Obligor or with respect to which any Loan Party Obligor has rights under license, sublicense, or other agreements, as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Loan Party Obligor’s rights under all licenses and all franchise agreements shall inure to the benefit of Lender.

(g) Investment Property; Voting and Other Rights; Irrevocable Proxy.

(i) All rights of each Loan Party Obligor to exercise any of the voting and other consensual rights which it would otherwise be entitled to exercise in accordance with the terms hereof with respect to any Investment Property, and to receive any dividends, payments, and other distributions which it would otherwise be authorized to receive and retain in accordance with the terms hereof with respect to any Investment Property, shall immediately, at the election of Lender (without requiring any notice) cease, and all such rights shall thereupon become vested solely in Lender, and Lender (personally or through an agent) shall thereupon be solely authorized and empowered, without notice, to (A) transfer and register in its name, or in the name of its nominee, the whole or any part of the Investment Property, it being acknowledged by each Loan Party Obligor that any such transfer and registration may be effected by Lender through its irrevocable appointment as attorney-in-fact pursuant to Section 11.3(g)(ii) and Section 6.4, (B) exchange certificates or instruments representing or evidencing Investment Property for certificates or instruments of smaller or larger denominations, (C) exercise the voting and all other rights as a holder with respect to all or any portion of the Investment Property (including all economic rights, all control rights, authority and powers, and all status rights of each Loan Party Obligor as a member or as a shareholder (as applicable) of the Issuer), (D) collect and receive all dividends and other payments and distributions made thereon, (E) notify the parties obligated on any Investment Property to make payment to Lender of any amounts due or to become due thereunder, (F) endorse instruments in the name of each Loan Party Obligor to allow collection of any Investment Property, (G) enforce collection of any of the Investment Property by suit or otherwise, and surrender, release, or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any liabilities of any nature of any Person with respect thereto, (H) consummate any sales of Investment Property or exercise any other rights as set forth in Section 11.3(f), (I) otherwise act with respect to the Investment Property as though Lender was the outright owner thereof and (J) exercise any other rights or remedies Lender may have under the UCC, other applicable law or otherwise.

(ii) EACH LOAN PARTY OBLIGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS LENDER AS ITS PROXY AND ATTORNEY-IN-FACT FOR SUCH LOAN PARTY OBLIGOR WITH RESPECT TO ALL OF EACH SUCH LOAN PARTY OBLIGOR’S INVESTMENT PROPERTY WITH THE RIGHT, DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, WITHOUT NOTICE, TO TAKE ANY OF THE FOLLOWING ACTIONS: (A) TRANSFER AND REGISTER IN LENDER’S NAME, OR IN THE NAME OF ITS NOMINEE, THE WHOLE OR ANY PART OF THE INVESTMENT PROPERTY, (B) VOTE THE PLEDGED EQUITY, WITH FULL POWER OF SUBSTITUTION TO DO SO, (C) RECEIVE AND COLLECT ANY DIVIDEND OR ANY OTHER PAYMENT OR DISTRIBUTION IN RESPECT OF, OR IN EXCHANGE FOR, THE INVESTMENT PROPERTY OR ANY PORTION THEREOF, TO GIVE FULL DISCHARGE FOR THE SAME AND TO INDORSE ANY INSTRUMENT MADE PAYABLE TO ANY LOAN PARTY OBLIGOR FOR THE SAME, (D) EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES, AND REMEDIES (INCLUDING ALL ECONOMIC RIGHTS, ALL CONTROL RIGHTS, AUTHORITY AND POWERS, AND ALL STATUS RIGHTS OF EACH LOAN PARTY OBLIGOR AS A MEMBER OR AS A SHAREHOLDER (AS APPLICABLE) OF THE ISSUER) TO WHICH A HOLDER OF THE PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING, WITH RESPECT TO THE PLEDGED EQUITY, GIVING OR WITHHOLDING WRITTEN CONSENTS OF MEMBERS OR SHAREHOLDERS, CALLING SPECIAL MEETINGS OF MEMBERS OR SHAREHOLDERS, AND VOTING AT SUCH MEETINGS), AND (E) TAKE ANY ACTION AND TO EXECUTE ANY INSTRUMENT WHICH LENDER MAY DEEM NECESSARY OR ADVISABLE TO ACCOMPLISH THE PURPOSES OF THIS AGREEMENT. THE APPOINTMENT OF LENDER AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID AND IRREVOCABLE UNTIL (x) ALL OF THE OBLIGATIONS HAVE BEEN INDEFEASIBLY PAID IN FULL IN CASH IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (y) LENDER HAS NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (z) THE COMMITMENTS UNDER THIS AGREEMENT HAVE EXPIRED OR HAVE BEEN TERMINATED (IT BEING UNDERSTOOD AND AGREED THAT SUCH OBLIGATIONS WILL BE AUTOMATICALLY REINSTATED IF AT ANY TIME PAYMENT, IN WHOLE OR IN PART, OF ANY OF THE OBLIGATIONS IS RESCINDED OR MUST OTHERWISE BE RESTORED OR RETURNED BY LENDER FOR ANY REASON WHATSOEVER, INCLUDING AS A PREFERENCE, FRAUDULENT CONVEYANCE, OR OTHERWISE UNDER ANY BANKRUPTCY, INSOLVENCY, OR SIMILAR LAW, ALL AS THOUGH SUCH PAYMENT HAD NOT BEEN MADE; IT BEING FURTHER UNDERSTOOD THAT IN THE EVENT PAYMENT OF ALL OR ANY PART OF THE OBLIGATIONS IS RESCINDED OR MUST BE RESTORED OR RETURNED, ALL REASONABLE OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS) INCURRED BY LENDER IN DEFENDING AND ENFORCING SUCH REINSTATEMENT SHALL HEREBY BE DEEMED TO BE INCLUDED AS A PART OF THE OBLIGATIONS). SUCH APPOINTMENT OF LENDER AS PROXY AND AS ATTORNEY-IN-FACT SHALL BE VALID AND IRREVOCABLE AS PROVIDED HEREIN NOTWITHSTANDING ANY LIMITATIONS TO THE CONTRARY SET FORTH IN ANY GOVERNING DOCUMENTS OF ANY LOAN PARTY OBLIGOR, ANY ISSUER, OR OTHERWISE.

(iii) In order to further effect the foregoing transfer of rights in favor of Lender, during the continuance of an Event of Default, each Loan Party Obligor hereby authorizes and instructs each Issuer of Investment Property pledged by such Loan Party Obligor to comply with any instruction received by such Issuer from Lender without any other or further instruction from such Loan Party Obligor, and each Loan Party Obligor acknowledges and agrees that each Issuer shall be fully protected in so complying, and to pay any dividends, distributions, or other payments with respect to any of the Investment Property directly to Lender.

(iv) Upon exercise of the proxy set forth herein, all prior proxies given by any Loan Party Obligor with respect to any of the Pledged Equity or other Investment Property, other than to Lender, are hereby revoked, and no subsequent proxies, other than to Lender will be given with respect to any of the Pledged Equity or any of the other Investment Property unless Lender otherwise subsequently agrees in writing. Lender, as proxy, will be empowered and may exercise the irrevocable proxy to vote the Pledged Equity and the other Investment Property at any and all times during the existence of an Event of Default, including, at any meeting of shareholders or members, as the case may be, however called, and at any adjournment thereof, or in any action by written consent, and may waive any notice otherwise required in connection therewith. To the fullest extent permitted by applicable law, Lender shall have no agency, fiduciary or other implied duties to any Loan Party Obligor, any Issuer, any Loan Party or any other Person when acting in its capacity as such proxy or attorney-in-fact. Each Loan Party Obligor hereby waives and releases any claims that it may otherwise have against Lender with respect to any breach, or alleged breach, of any such agency, fiduciary or other duty.

(v) Any transfer to Lender or its nominee, or registration in the name of Lender or its nominee, of the whole or any part of the Investment Property shall be made solely for purposes of effectuating voting or other consensual rights with respect to the Investment Property in accordance with the terms of this Agreement and is not intended to effectuate any transfer of ownership of any of the Investment Property unless Lender expressly agrees to the contrary in writing. Notwithstanding the delivery by Lender of any instruction to any Issuer or any exercise by Lender of an irrevocable proxy or otherwise, Lender shall not be deemed the owner of, or assume any obligations or any liabilities whatsoever of the owner or holder of, any Investment Property unless and until Lender expressly accepts such obligations in a duly authorized and executed writing and agrees in writing to become bound by the applicable Governing Documents or otherwise becomes the owner thereof under applicable law (including through a sale as described in Section 11.3(f)). The execution and delivery of this Agreement shall not subject Lender to, or transfer or pass to Lender, or in any way affect or modify, the liability of any Loan Party Obligor under the Governing Documents of any Issuer or any related agreements, documents, or instruments or otherwise. In no event shall the execution and delivery of this Agreement by Lender, or the exercise by Lender of any rights hereunder or assigned hereby, constitute an assumption of any liability or obligation whatsoever of any Loan Party Obligor to, under, or in connection with any of the Governing Documents of any Issuer or any related agreements, documents, or instruments or otherwise.

(h) Election of Remedies. Lender shall have the right in Lender’s sole discretion to determine which rights, security, Liens or remedies Lender may at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way impairing, modifying or affecting any of Lender’s other rights, security, Liens or remedies with respect to any Collateral or any of Lender’s rights or remedies under this Agreement or any other Loan Document.

(i) Lender’s Obligations. Each Loan Party Obligor agrees that Lender shall not have any obligation to preserve rights to any Collateral against prior parties or to marshal any Collateral of any kind for the benefit of any other creditor of any Loan Party Obligor or any other Person. Lender shall not be responsible to any Loan Party Obligor or any other Person for loss or damage resulting from Lender’s failure to enforce its Liens or collect any Collateral or Proceeds or any monies due or to become due under the Obligations or any other liability or obligation of any Loan Party Obligor to Lender.

(j) Waiver of Rights by Loan Party Obligors. Except as otherwise expressly provided for in this Agreement or by non-waivable applicable law, each Loan Party waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Loan Party Obligor may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies and (iii) the benefit of all valuation, appraisal, marshaling and exemption laws.

12. LOAN GUARANTY.

12.1. Guaranty. Each Loan Party Obligor that becomes party hereto after the Closing Date (each a “Guarantor”) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guaranties to Lender, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, all of the Obligations and all costs and expenses, including all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, Borrower, any Loan Party Obligor or any Other Obligor of all or any part of the Obligations (and such costs and expenses paid or incurred shall be deemed to be included in the Obligations). Each Guarantor further agrees that the Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guaranty notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any branch or Affiliate of Lender that extended any portion of the Obligations.

12.2. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require Lender to sue or otherwise take action against Borrower, any other Loan Party Obligor, any Other Obligor, or any other Person obligated for all or any part of the Obligations, or otherwise to enforce its payment against any Collateral securing all or any part of the Obligations.

12.3. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise expressly provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of all of the Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of Borrower or any Obligor; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Borrower or any Obligor or their respective assets or any resulting release or discharge of any obligation of Borrower or any Obligor; or (iv) the existence of any claim, setoff or other rights which any Loan Party Obligor may have at any time against Borrower, any Obligor, Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by Borrower or any Obligor of the Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for all or any part of the Obligations or all or any part of any obligations of any Obligor; (iv) any action or failure to act by Lender with respect to any Collateral; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Loan Party Obligor as a matter of law or equity (other than the indefeasible payment in full in cash of all of the Obligations).

12.4. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Guarantor or the unenforceability of all or any part of the Obligations from any cause, or the cessation from any cause of the liability of any Loan Party Obligor, other than the indefeasible payment in full in cash of all of the Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against Borrower, any Obligor, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any Collateral, compromise or adjust any part of the Obligations, make any other accommodation with Borrower or any Obligor or exercise any other right or remedy available to it against Borrower or any Obligor, without affecting or impairing in any way the liability of any Guarantor under this Loan Guaranty except to the extent the Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any Obligor or any security.

12.5. Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against Borrower or any Obligor, or any Collateral, until the Termination Date.

12.6. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other Person, or otherwise, each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by the Guarantors forthwith on demand by Lender. This Section 12.6 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

12.7. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

12.8. Termination. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Loan Guaranty as to future Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Lender, (b) no such revocation shall apply to any Obligations in existence on the date of receipt by Lender of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms or other terms and conditions thereof), (c) no such revocation shall apply to any Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Lender, (d) no payment by Borrower, any other Loan Party Obligor, or from any other source, prior to the date of Lender’s receipt of written notice of such revocation shall reduce the maximum obligation of any Guarantor hereunder and (e) any payment, by Borrower or from any source other than a Guarantor which has made such a revocation, made subsequent to the date of such revocation, shall first be applied to that portion of the Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of any Guarantor hereunder.

12.9. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor ’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 12.09 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor or any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of Lender hereunder; provided, that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

12.10. Contribution. In the event any Guarantor shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty (such Guarantor a “Paying Guarantor”), each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section 12.10, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (x) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from Borrower after the date hereof (whether by loan, capital infusion or by other means) to (y) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of all of the Obligations. This provision is for the benefit of Lender and the Guarantors and may be enforced by any one, or more, or all of them, in accordance with the terms hereof.

12.11. Liability Cumulative. The liability of each Guarantor under this Section 12 is in addition to and shall be cumulative with all liabilities of each Guarantor to Lender under this Agreement and the other Loan Documents to which such Guarantor is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

13. PAYMENTS FREE OF TAXES; OBLIGATION TO WITHHOLD; PAYMENTS ON ACCOUNT OF TAXES.

(a) Any and all payments by or on account of any obligation of the Loan Party Obligors hereunder or under any other Loan Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require the Loan Party Obligors to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(b) If any Loan Party Obligor shall be required by applicable law to withhold or deduct any Taxes from any payment, then (i) such Loan Party Obligor shall withhold or make such deductions as are required based upon the information and documentation it has received pursuant to subsection (e) below, (ii) such Loan Party Obligor shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable law and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Party Obligors shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made. Upon request by Lender or other Recipient, Borrower shall deliver to Lender or such other Recipient, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment of Indemnified Taxes, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to Lender or such other Recipient, as the case may be.

(c) Without limiting the provisions of subsections (a) and (b) above, the Loan Party Obligors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) Without limiting the provisions of subsections (a) through (c) above, each Loan Party Obligor shall, and does hereby, on a joint and several basis, indemnify Lender and each other Recipient (and their respective directors, officers, employees, affiliates and agents) and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or incurred by Lender or any other Recipient on account of, or in connection with any Loan Document or a breach by a Loan Party Obligor thereof, and any penalties, interest and related expenses and losses arising therefrom or with respect thereto (including the fees, charges and disbursements of any counsel or other tax advisor for Lender or any other Recipient (or their respective directors, officers, employees, affiliates, and agents)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower shall be conclusive absent manifest error. Notwithstanding any provision in this Agreement to the contrary, this Section 13 shall remain operative even after the Termination Date and shall survive the payment in full of all of the Obligations.

(e) Lender shall deliver to Borrower and each Participant shall deliver to Lender, at the time or times prescribed by applicable laws, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or Lender, as the case may be, to determine (x) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (y) if applicable, the required rate of withholding or deduction and (z) such Lender’s or Participant’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Recipient by the Loan Party Obligors pursuant to this Agreement or otherwise to establish such Recipient’s status for withholding tax purposes in the applicable jurisdiction; provided, that each Recipient shall only be required to deliver such documentation as it may legally provide. Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States:

(i) Lender (or Participant) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower (or Lender granting a participation as applicable) an executed original of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable law or reasonably requested by Borrower (or Lender granting a participation) as will enable Borrower (or Lender granting a participation) as the case may be, to determine whether or not Lender (or Participant) is subject to backup withholding or information reporting requirements under the Code;

(ii) Lender (or Participant) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Recipient”) shall deliver to Borrower (and Lender granting a participation in case the Non-U.S. Recipient is a Participant) on or prior to the date on which such Non-U.S. Person becomes a party to this Agreement or a Participant (and from time to time thereafter upon the reasonable request of Borrower or Lender but only if such Non-U.S. Recipient is legally entitled to do so), whichever of the following is applicable: (A) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (B) executed originals of Internal Revenue Service Form W-8ECI; (C) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation; (D) each Non-U.S. Recipient claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, shall provide (x) a certificate to the effect that such Non-U.S. Recipient is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN; and/or (E) executed originals of any other form prescribed by applicable law (including FATCA) as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Lender to determine the withholding or deduction required to be made. Each Non-U.S. Recipient shall promptly notify Borrower (or any Lender granting a participation if the Non-U.S. Recipient is a Participant) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

14. GENERAL PROVISIONS.

14.1. Notices.

All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder shall be in writing and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or by email to the applicable party at its address or email address indicated below,

If to Lender:

EXWORKS CAPITAL FUND I, L.P.
333 W. Wacker Drive, Suite 1620
Chicago, IL 60606
Attention: Luke LaHaie and Andy Hall
Email: llahaie@exworkscapital.com and
           ahall@exworkscapital.com

with a copy to:

GOLDBERG KOHN LTD.
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603
Attention: Christopher M. Swartout, Esq.
Email: christopher.swartout@goldbergkohn.com

If to Borrower or any other Loan Party:

DREAM MEDIA CORPORATION
10990 Wilshire Boulevard
Penthouse
Los Angeles, CA 90024
Attention: Adam E. Levin
Email: Adam@orevacap.com

with a copy to:

CLR LAW LLP
1800 Century Park East, 14th floor
Los Angeles, California 90067
Attention: Stephen A. Weiss, Esq.
Email: sweiss@ckrlaw.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (i) when personally delivered, (ii) three Business Days after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (iii) one Business Day after being delivered to the overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender or (iv) when sent by email transmission to an email address designated by such addressee and the sender receives a confirmation of transmission.

14.2. Severability. If any provision of this Agreement or any other Loan Document is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement or such other Loan Document, as the situation may require, and this Agreement and the other Loan Documents shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein or therein, as the case may be.

14.3. Integration. This Agreement and the other Loan Documents represent the final, entire and complete agreement between each Loan Party party hereto and thereto and Lender and supersede all prior and contemporaneous negotiations, oral representations and agreements, all of which are merged and integrated into this Agreement. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PARTIES THAT ARE NOT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

14.4. Waivers. The failure of Lender at any time or times to require any Loan Party to strictly comply with any of the provisions of this Agreement or any other Loan Documents shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Once an Event of Default shall have occurred, it shall be deemed to continue to exist and not be cured or waived unless specifically waived in writing by an authorized officer of Lender and delivered to Borrower. Each Loan Party Obligor waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, Instrument, Account, General Intangible, Document, Chattel Paper, Investment Property or guaranty at any time held by Lender on which such Loan Party Obligor is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement, and notice of acceptance hereof.

14.5. Amendment. This Agreement may not be amended or modified except in a writing executed by Borrower, the Loan Party Obligors party hereto (to the extent such amendment is directly adverse to such Loan Party Obligor), and Lender.

14.6. Time of Essence. Time is of the essence in the performance by each Loan Party Obligor of each and every obligation under this Agreement and the other Loan Documents.

14.7. Expenses, Fee and Costs Reimbursement. Borrower hereby agrees to promptly pay (a) all reasonable, documented out of pocket costs and expenses of Lender (including the out of pocket fees, costs and expenses of legal counsel to, and appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of, Lender) in connection with (i) all loan proposals and commitments pertaining to the transactions contemplated hereby (whether or not such transactions are consummated), (ii) the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents (whether or not such transactions are consummated), (iii) the creation, perfection and maintenance of Liens pursuant to the Loan Documents, (iv) the performance by Lender of its rights and remedies under the Loan Documents, (v) the administration of the Loans (including usual and customary fees for wire transfers and other transfers or payments received by Lender on account of any of the Obligations) and Loan Documents, (vi) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents (whether or not such amendments, modifications, consents or waivers are consummated), (vii) any periodic public record searches conducted by or at the request of Lender (including, title investigations and public records searches), pending litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (viii) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral, (ix) any litigation, dispute, suit or proceeding relating to any Loan Document and (x) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Loan Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other professionals and advisors retained by or on behalf of Lender), and (b) without limiting the preceding clause (a), all out of pocket costs and expenses of Lender in connection with Lender’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder. Any fees, costs and expenses owing by Borrower or other Loan Party Obligor hereunder shall be due and payable within three days after written demand therefor.

14.8. Benefit of Agreement; Assignability. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower, each other Loan Party Obligor party hereto and Lender; provided, that neither Borrower nor any other Loan Party Obligor may assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release any Loan Party Obligor from its liability for any of the Obligations. Lender shall have the right to assign all or any of its rights and obligations under the Loan Documents to one or more other Persons, and each Loan Party Obligor agrees to execute all agreements, instruments and documents requested by Lender in connection with each such assignments. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure any obligations of Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank.

14.9. Recordation of Assignment. In respect of any assignment of all or any portion of any Lender’s interest in this Agreement or any other Loan Documents at any time and from time to time, the following provisions shall be applicable:

(a) Borrower, or any agent appointed by Borrower, shall maintain a register (the “Register”) in which there shall be recorded the name and address of each Person holding any Loans or any commitment to lend hereunder, and the principal amount and stated interest payable to such Person hereunder or committed by such Person under such Person’s lending commitment. Borrower hereby irrevocably appoints Lender (and/or any subsequent Lender appointed by Lender then maintaining the Register) as Borrower’s non-fiduciary agent for the purpose of maintaining the Register.

(b) In connection with any negotiation, transfer or assignment as aforesaid, the transferor/assignor shall deliver to Lender then maintaining the Register an assignment and assumption agreement executed by the transferor/assignor and the transferee/assignee, setting forth the specifics of the subject transaction, including the amount and nature of Obligations and lending commitments being transferred or assigned (and being assumed, as applicable), and the proposed effective date of such transfer or assignment and the related assumption (if applicable).

(c) Subject to receipt of any required tax forms reasonably required by Lender, such Person shall record the subject transfer, assignment and assumption in the Register. Anything contained in this Agreement or other Loan Document to the contrary notwithstanding, no negotiation, transfer or assignment shall be effective until it is recorded in the Register pursuant to this Section 14.9(c). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error; and Borrower and each Lender shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the other Loan Documents. The Register shall be available for inspection by Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

14.10. Participations. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder or under any other Loan Document (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder and under the other Loan Documents shall remain unchanged for all purposes, (b) Borrower and Lender shall continue to deal solely and directly with each other in connection with Lender’s rights and obligations hereunder and under the other Loan Documents and (c) all amounts payable by Borrower shall be determined as if Lender had not sold such participation and shall be paid directly to Lender; provided, that a Participant shall be entitled to the benefits of Section 13 as if it were a Lender if Borrower is notified of the Participation and the Participant complies with Section 13. Borrower agrees that if amounts outstanding under this Agreement or any other Loan Document are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall not be exercised without the prior written consent of Lender and shall be subject to the obligation of each Participant to share with Lender its share thereof. Borrower also agrees that each Participant shall be entitled to the benefits of Section 14.9 as if it were Lender. Notwithstanding the granting of any such participating interests, (i) Borrower shall look solely to Lender for all purposes of this Agreement, the Loan Documents and the transactions contemplated hereby, (ii) Borrower shall at all times have the right to rely upon any amendments, waivers or consents signed by Lender as being binding upon all of the Participants and (iii) all communications in respect of this Agreement and such transactions shall remain solely between Borrower and Lender (exclusive of Participants) hereunder. If Lender grants a participation hereunder, Lender shall maintain, as a non-fiduciary agent of Borrower, a register as to the participations granted and transferred under this Section containing the same information specified in Section 14.9 on the Register as if each Participant were a Lender to the extent required to cause the Loans to be in registered form for the purposes of Sections 163(F), 165(J), 871, 881, and 4701 of the Code.

14.11. Headings; Construction. Section and subsection headings are used in this Agreement only for convenience and do not affect the meanings of the provisions that they precede. The existence of any covenant or required delivery set forth herein that takes place after the Scheduled Maturity Date shall not be construed to imply any intent to extend the Scheduled Maturity Date set forth herein.

14.12. USA PATRIOT Act Notification. Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record certain information and documentation that identifies such Person, which information may include the name and address of each such Person and such other information that will allow Lender to identify such Persons in accordance with the USA PATRIOT Act.

14.13. Counterparts; Fax/Email Signatures. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement. This Agreement may be executed by signatures delivered by facsimile or electronic mail, each of which shall be fully binding on the signing party.

14.14. GOVERNING LAW. THIS AGREEMENT, ALONG WITH ALL OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. FURTHER, THE LAW OF THE STATE OF ILLINOIS SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AGREEMENT AND ALL SUCH OTHER LOAN DOCUMENTS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

14.15. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; CONSENT TO SERVICE OF PROCESS. ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS IN THE COUNTY OF COOK OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR IN ANY OTHER COURT (IN ANY JURISDICTION) SELECTED BY THE LENDER IN ITS SOLE DISCRETION, AND BORROWER AND EACH OTHER LOAN PARTY OBLIGOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFOREMENTIONED COURTS. BORROWER AND EACH OTHER LOAN PARTY OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR BASED ON 28 U.S.C. § 1404, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING AND ADJUDICATION OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFOREMENTIONED COURTS AND AMENDMENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. BORROWER AND EACH OTHER LOAN PARTY OBLIGOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR UNDER ANY AMENDMENT, WAIVER, AMENDMENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE OTHER TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AND EACH OTHER LOAN PARTY OBLIGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER OR ANY OTHER LOAN PARTY OBLIGOR AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO BORROWER’S NOTICE ADDRESS (ON BEHALF OF BORROWER OR SUCH LOAN PARTY OBLIGOR) SET FORTH IN SECTION 14.1 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAIL, OR, AT THE LENDER’S OPTION, BY SERVICE UPON BORROWER OR ANY OTHER LOAN PARTY OBLIGOR IN ANY OTHER MANNER PROVIDED UNDER THE RULES OF ANY SUCH COURTS.

14.16. Publication. Borrower and each other Loan Party Obligor consents to the publication by Lender of a tombstone, press releases or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

14.17. Confidentiality. Lender agrees to use commercially reasonable efforts not to disclose Confidential Information to any Person without the prior consent of Borrower; provided, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by applicable law, statute, rule, regulation or judicial process or in connection with the exercise of any right or remedy under any Loan Document, or as may be required in connection with the examination, audit or similar investigation of the Lender or any of its Affiliates, (b) to examiners, auditors, accountants or any regulatory authority, (c) to the officers, partners, managers, directors, employees, agents and advisors (including independent auditors, lawyers and counsel) of the Lender or any of its Affiliates, (d) in connection with any litigation or dispute which relates to this Agreement or any other Loan Document to which the Lender is a party or is otherwise subject, (e) to a subsidiary or Affiliate of the Lender, (f) to any assignee or participant (or prospective assignee or participant) which agrees to be bound by this Section 14.17 and (g) to any lender or other funding source of the Lender (each reference to Lender in the foregoing clauses shall be deemed to include (i) the actual and prospective assignees and participants referred to in clause (f) and the lenders and other funding sources referred to in clause (g), as applicable for purposes of this Section 14.17), and further provided, that in no event shall Lender be obligated or required to return any materials furnished by or on behalf of Borrower or any other Loan Party or Obligor. The obligations of the Lender under this Section 14.17 shall supersede and replace the obligations of Lender under any confidentiality letter or provision in respect of this financing or any other financing previously signed and delivered by Lender to Borrower or any of its Affiliates.

[Signature page follows]

IN WITNESS WHEREOF, Borrower, each other Loan Party Obligor party hereto, and Lender have signed this Agreement as of the date first set forth above.

Borrower:

DREAM MEDIA CORPORATION, a Delaware corporation

By:	/s/ Adam E. Levin
Name: Adam E. Levin
Title: Chief Executive Officer

Signature Page to Loan and Security Agreement

Lender:

EXWORKS CAPITAL FUND I, L.P.

By:	/s/ Andrew D. Hall
Name: Andrew D. Hall
Its: Chief Credit Officer

Signature Page to Loan and Security Agreement

Perfection Certificate

1. Loan Party Information:

(a) Jurisdictions of Formation; Foreign Business Qualifications:

LOAN PARTY	JURISDICTION OF FORMATION	FOREIGN BUSINESS QUALIFICATIONS
Dream Media Corporation	Delaware	California, New York*

*To be qualified within 30 days following the Closing Date.

(b) Names:

LOAN PARTY OBLIGOR LEGAL NAME	PRIOR LEGAL NAMES	EXISTING TRADE NAMES	PRIOR TRADE NAMES
Dream Media Corporation	None.	None.	None.

(c) Collateral Locations:

LOAN PARTY OBLIGOR	COLLATERAL DESCRIPTION	COLLATERAL LOCATION OR PLACE OF BUSINESS (INCLUDING CHIEF EXECUTIVE OFFICE)	OWNER/LESSOR (IF LEASED)
Dream Media Corporation	Books and Records	10990 Wilshire Boulevard Penthouse Los Angeles, CA 90024	Here Publishing, Inc.

(d) Collateral in Possession of Lessor, Bailee, Consignee or Warehouseman:

LOAN PARTY OBLIGOR	ADDRESS	LESSOR/BAILEE/CONSIGNEE/ WAREHOUSEMAN
Dream Media Corporation	None.	None.

(e) Litigation: None.

Perfection Certificate Page 1

(f) Capitalization of Loan Parties:

Loan Party	Equityholder	Equity Description	Percentage of Outstanding Equity Issued by Loan Party	Certificate (Indicate No.)
Dream Media Corporation	Oreva Capital Corp.	Class A voting Common Stock	100%	1
Dream Media Corporation	ExWorks Capital Fund I, L.P.	Warrant	15% (upon exercise)	W1

(g) Other Investment Property:

Loan Party	Investment Property Description
Dream Media Corporation	The Penthouse Debt

(h) Material Contracts:	The Penthouse Loan Agreement

2. Commercial Tort Claims:	None.

3. Deposit Accounts / Other accounts:

Loan Party Obligor	Name of Financial Institution	Account Number (* indicates account is approved for funding of loan proceeds)	Purpose of Account	Is the Account a “Restricted Account” (Yes or No?)
Dream Media Corporation	*	*	Operating Account	No

*To be provided by Borrower promptly upon opening of account, within 15 days following the Closing Date.

4. Intellectual Property:

(a) Patents and Patent Licenses:	None.

(b) Trademarks and Trademark Licenses:	None.

(c) Copyrights and Copyright Licenses:	None.

5. Insurance:	None. Borrower to update within 30 days following Closing Date.

6. Permitted Indebtedness:	None.

7. Permitted Liens:	None.

Perfection Certificate Page 2

SCHEDULE 1

EXCLUDED TRADEMARKS

Mark	Country	Registration No. (Application Ser. No.)
THE PENTHOUSE CLUB	Ukraine	158069
THE PENTHOUSE CLUB (w/ three key logo)	Macao	88956
	New Zealand	833185
	U.S.	2,810,417
PENTHOUSE KEY SUITES	U.S.	(86/876606)
THE PENTHOUSE KEY SUITES (w/ one key logo)	Not Registered	Not Registered
THE PENTHOUSE KEY SUITES (w/ three key logo)	Not Registered	Not Registered
Three Key Logo	Australia	367684
	Barbados	81/20326
	Brazil	816873348
	Canada	TMA748,728
	China	4281665
	EU	4018776

Mark	Country	Registration No. (Application Ser. No.)
	Germany	2011612
	Indonesia	IDM000076878
	Liechtenstein	8122
	New Zealand	717684
	Russia	128751
	Trinidad & Tobago	46293
	Turks & Caicos	14014
	Turks & Caicos	14015
	Ukraine	65800
	UAE	53386
	Vietnam	72640
PENTHOUSE KEY GIRL	Ukraine	158071
KEY GIRL (Stylized)	Not Registered	Not Registered
PENTHOUSE KEY CLUB	Not Registered	Not Registered
KEY CLUB	Not Registered	Not Registered
CALIGULA CLUB	Not Registered	Not Registered
PENTHOUSE CLUB	Japan	4384068
	Mexico	903392
	Mexico	921770
THE PENTHOUSE BEACH CLUB	Ukraine	158070

Annex I

Lender’s Bank

Bank Name:	CIBC
Bank Address:	120 S. LaSalle
Chicago, IL 60603
ABA #:	071006486
Account Name:	ExWorks Capital Fund I, L.P.
Account Address:	333 W. Wacker Drive
Suite 1620
Chicago, IL 60606
Account #:	2394901
Reference:	Dream Media Corporation

(which bank may be changed from time to time by notice from Lender to Borrower)

Annex I

Exhibit A

closing checklist

[Attached]

Ex. A-1

Exhibit B

FORM OF COMPLIANCE CERTIFICATE

[letterhead of Borrower]

To:	EXWORKS CAPITAL FUND I, L.P.
333 W. Wacker Drive, Suite 1620
Chicago, IL 60606
Attention: Luke LaHaie and Andy Hall

Re:	Compliance Certificate dated _______________

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement dated as of November 21, 2017 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”) by and among EXWORKS CAPITAL FUND I, L.P. (“Lender”), DREAM MEDIA CORPORATION, a Delaware corporation (“Borrower”) and each of the Loan Party Obligors (as defined therein) party thereto. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

Pursuant to Section 7.15 of the Loan Agreement, the undersigned Chief Executive Officer of Borrower hereby certifies (solely in his capacity as an officer or Borrower and not in his individual capacity) that:

1. The financial statements of Borrower for the ___ -month period ending _____________ attached hereto have been prepared in accordance with GAAP and fairly present the financial condition of Borrower for the periods and as of the dates specified therein.

2. As of the date hereof, there does not exist any Default or Event of Default.

3. [Borrower is in compliance with the applicable financial covenants contained in Section 9 of the Loan Agreement for the periods covered by this Compliance Certificate. Attached hereto are statements of all relevant facts and computations in reasonable detail sufficient to evidence Borrower’s compliance with such financial covenants, which computations were made in accordance with GAAP.]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this __ day of _______________, ______.

DREAM MEDIA CORPORATION

By:
Name:
Title:

Ex. B-1